Exhibit 10.1

EXECUTION COPY

ABL CREDIT AGREEMENT

Dated as of January 25, 2007

Among

THE FINANCIAL INSTITUTIONS PARTY HERETO

as the Lenders,

CREDIT SUISSE,

as Administrative Agent,

The CIT Group/Business Credit Inc.,

as Collateral Agent,

METAL SERVICES MERGER SUB CORP.,

METAL SERVICES HOLDCO LLC,

and

The subsidiaries of Tube City IMS Corporation from time to time party hereto

CREDIT SUISSE SECURITIES (USA) LLC,

and

UBS SECURITIES LLC,

as Joint Bookrunners and Joint Lead Arrangers,

UBS SECURITIES LLC

and

THE CIT GROUP/BUSINESS CREDIT INC.

as Co-Syndication Agents

BMO CAPITAL MARKETS FINANCING INC.

and

LASALLE BUSINESS CREDIT, LLC

as Co-Documentation Agents

SCHEDULES:

Schedule 1.01(a)	—	Existing Letters of Credit
Schedule 1.01(c)	—	Mortgaged Properties
Schedule 2.21(a)	—	DDAs
Schedule 2.21(b)	—	Credit Card Arrangements
Schedule 2.21(c)	—	Blocked Accounts
Schedule 3.06	—	Disclosed Matters
Schedule 3.14	—	Insurance
Schedule 3.15	—	Capitalization and Subsidiaries
Schedule 4.01(b)	—	Local Counsel
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Transactions with Affiliates
Schedule 6.10	—	Existing Restrictions
Schedule 9.01	—	Borrower’s Website for Electronic Delivery
Commitment Schedule

EXHIBITS:

Exhibit A	—	Form of Administrative Questionnaire
Exhibit B	—	Form of Assignment and Assumption
Exhibit C	—	Form of Borrowing Base Certificate
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Joinder Agreement
Exhibit F	—	Form of Letter of Credit Request
Exhibit G	—	Form of Borrowing Request
Exhibit H	—	Form of Promissory Note

ABL CREDIT AGREEMENT dated as of January 25, 2007 (this “Agreement”), among METAL SERVICES MERGER SUB CORP., a Delaware corporation (the “Borrower”), METAL SERVICES HOLDCO LLC, a Delaware limited liability company (“Holdings”), each subsidiary of the Borrower from time to time party hereto, the Lenders (as defined in Article I), CREDIT SUISSE, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), and The CIT Group/Business Credit Inc., as collateral agent for the Lenders hereunder (in such capacity, the “Collateral Agent”).

Pursuant to or in connection with the Stock Purchase Agreement (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), (a) Holdings shall, directly or indirectly, acquire (the “Acquisition”) all of the issued and outstanding capital stock of Tube City IMS Corporation (the “Acquired Business”), a Delaware corporation and cancel options to purchase shares of common stock of the Acquired Business for aggregate consideration of approximately $620,000,000 in cash (the “Acquisition Consideration”), (b) the Borrower will obtain the Senior Secured Term Loan Facility in an initial aggregate principal amount of $185,000,000, (c) the Borrower will issue, in a public offering or in a Rule 144A or other private placement, $225,000,000 aggregate principal amount of its Senior Subordinated Notes, (f) the Equity Contribution will be made, (g) the Existing Debt Refinancing will be effected and (h) the Transaction Costs will be paid. Promptly following the consummation of the Acquisition, the Borrower will merge with and into the Acquired Business with the Acquired Business being the surviving person in such merger (the “Merger”). From and after the effective time of the Merger, all references in this Agreement and in any other Loan Document to the term “Borrower” shall be deemed to be references to the Acquired Business.

In connection with the foregoing, (a) the Borrower has requested the Lenders to extend credit in the form of Revolving Loans at any time and from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not in excess of $165,000,000, (b) the Borrower has requested the Swingline Lender to extend credit, at any time and from time to time during the Availability Period, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $15,000,000 and (c) the Borrower has requested the Issuing Banks to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $40,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries. The proceeds of the Revolving Loans and the Swingline Loans are to be used solely (a) with respect to the Initial Revolving Borrowing, to pay a portion of the Acquisition Consideration, to refinance certain existing indebtedness of the Borrower and its Subsidiaries, to pay Transactions Costs, for working capital adjustments and to replace or backstop letters of credit of the Borrower existing on the Closing Date, and (b) with respect to all other borrowings thereof, for working capital and other general corporate purposes of the Borrower and its subsidiaries.

The Lenders and the Swingline Lender are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower and its Subsidiaries, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“ACH” means automated clearing house transfers.

“Acquisition” has the meaning assigned to such term in the introductory statement to this Agreement.

“Acquisition Consideration” has the meaning assigned to such term in the introductory statement to this Agreement.

“Additional Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Adjusted LIBO Rate” means, for any Interest Period, the rate obtained by dividing (a) the LIBO Rate for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (including any marginal, emergency, special or supplemental reserves).

“Adjustment Date” means the first day of each January, April, July and October, as applicable.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control”, (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Equity Interests having the ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the sum of the Aggregate Tranche A Commitments of all the Tranche A Lenders and the Aggregate Tranche A-1 Commitments of all the Tranche A-1 Lenders.

“Aggregate Tranche A Commitments” means, at any time, the sum of the Tranche A Commitments at such time. As of the Closing Date, the Aggregate Tranche A Commitments is $150,000,000.

“Aggregate Tranche A-1 Commitments” means, at any time, the sum of the Tranche A-1 Commitments at such time. As of the Closing Date, the Aggregate Tranche A-1 Commitments is $15,000,000.

“AK Steel” means AK Steel Corp., a Delaware corporation, and each of its Affiliates.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, (a) with respect to each Tranche A Credit Extension under the Tranche A Commitments, the Tranche A Applicable Percentage, (b) with respect to each Tranche A-1 Credit Extension (which includes references to Incremental Availability), the Tranche A-1 Applicable Percentage and (c) with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or LIBO Rate Loan, the applicable rate per annum set forth below under the caption “Tranche A LIBO Rate Spread”, “Tranche A ABR Spread”, “Tranche A-1 LIBO Rate Spread” or “Tranche A-1 ABR Spread”, as the case may be, based upon the Average Historical Excess Availability as of the most recent Adjustment Date; provided that until the first Adjustment Date occurring at least six full months after the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Average Historical Excess Availability	Tranche A LIBO Rate Spread	Tranche A ABR Spread	Tranche A-1 LIBO Rate Spread	Tranche A-1 ABR Spread
Category 1 Average Historical Excess Availability less than $25,000,000	1.75%	0.75%	2.50%	1.50%
Category 2 Average Historical Excess Availability equal to or greater than $25,000,000 but less than $100,000,000	1.50%	0.50%	2.50%	1.50%
Category 3 Average Historical Excess Availability equal to or greater than $100,000,000	1.25%	0.25%	2.50%	1.50%

The Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Historical Excess Availability in accordance with the table above; provided, however, that if an Event of Default shall have occurred and be continuing at any time a reduction of the Applicable Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall have been cured or waived.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Credit Suisse Securities (USA) LLC and UBS Securities LLC.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Agents from time to time determine in their Permitted Discretion, as being appropriate to reflect any impediments to the realization upon the Collateral consisting of Eligible Inventory or Eligible Trade Receivables included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base (including claims that the Agents reasonably determine will need to be satisfied in connection with the realization upon such Collateral).

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the three (3)-month period immediately preceding such Adjustment Date (with the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments

have been terminated, the Tranche A Borrowing Base at such time) for any such day used to determine “Excess Availability” calculated by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent on or prior to such day pursuant to Section 5.01(g)).

“Banking Services” means each and any of the following bank services provided to any Loan Party at the written request of such Loan Party by the Administrative Agent, any Lender or any of their Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, ACH transactions, return items and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Agents from time to time establish in their Permitted Discretion as being appropriate to reflect reasonably anticipated liabilities and obligations of the Loan Parties in respect of Banking Services then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Blocked Account Agreement” has the meaning assigned to such term in Section 2.21(c).

“Blocked Accounts” has the meaning assigned to such term in Section 2.21(c).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means any (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect, (b) Swingline Loan or (c) Protective Advance.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit C or another form which is acceptable to the Agents in their reasonable discretion.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit G, or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and the Subsidiaries that are, or are required to be, set forth as such in a consolidated statement of cash flows of the Borrower and the Subsidiaries on a consolidated basis in conformity with GAAP for such period and (b) Capitalized Lease Obligations incurred by the Borrower and its Subsidiaries during such period valued at the capitalized amount thereof determined in accordance with GAAP; provided that the term “Capital Expenditures” shall not include:

(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance or warranty proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced,

(ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Asset Sales (as defined in the Senior Secured Term Facility Credit Agreement) that are not applied to prepay Indebtedness pursuant to the terms of the Senior Secured Term Facility Credit Agreement,

(iv) expenditures that constitute rental expenses of the Borrower and its Subsidiaries during such period under operating leases for real or personal property (including in connection with Sale and Lease Back Transactions permitted hereunder),

(v) expenditures that are accounted for as capital expenditures by the Borrower or any Subsidiary and that actually are paid for by a Person other than the Borrower or any Subsidiary and for which neither the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period),

(vi) the book value of any asset owned by the Borrower or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(vii) expenditures that constitute acquisitions of Persons or business units permitted hereunder, or

(viii) expenditures made with the proceeds of substantially contemporaneous sales or issuances of Equity Interests of Holdings to any of the Permitted Holders, or contributions of cash to Holdings, in each case to the extent the net cash proceeds thereof, or such cash, is contributed to the Borrower and used by Borrower to finance such expenditures.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the amount thereof accounted for as a liability determined in accordance with GAAP.

“Cash Equivalents” means:

(a) Dollars;

(b) Canadian dollars, Japanese yen, pounds sterling, euro or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits, bankers acceptances and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having, at the time of acquisition thereof, capital and surplus in excess of $250,000,000;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above entered into with any financial institution, at the time of acquisition thereof, meeting the qualifications specified in clause (d) above;

(f) commercial paper rated, at the time of acquisition thereof, at least “P-2” by Moody’s or at least “A-2” by S&P and in each case maturing within 12 months after the date of issuance thereof;

(g) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(h) Indebtedness or Preferred Stock issued by Persons with a rating, at the time of acquisition thereof, of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;

(i) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (h) above; and

(j) in the case of any Foreign Subsidiary, investments made locally of a type and quality comparable to those described in clauses (a) through (i) of this definition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above; provided that, except with respect to local currency held by a Foreign Subsidiary, such amounts are converted into one or more of the currencies set forth in clauses (a) and (b) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

A “Change in Control” shall be deemed to have occurred after the Closing Date if (a) prior to a Qualified Public Offering, the Permitted Holders (i) shall fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors of Holdings or (ii) shall fail to own, directly or indirectly, beneficially and of record, shares of Holdings in an amount equal to more than fifty percent (50%) of the aggregate amount of shares owned, directly or indirectly, by the Permitted Holders, beneficially and of record, as of the Closing Date and such ownership by the Permitted Holders shall not represent the largest single block of voting securities of Holdings held, directly or indirectly, by any Person or related group for purposes of Section 13(d) of the Exchange Act, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of the aggregate ordinary voting power represented by such Equity Interests beneficially owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Equity Interests of Holdings then beneficially owned, directly or indirectly, by the Permitted Holders, unless (i) the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings or (ii) during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of Holdings (or the Borrower existing after a Qualified Public Offering of the Borrower) shall be occupied by persons who were (x) members of the Board of Directors of Holdings on the Closing Date or nominated by the Board of Directors of Holdings (or of the Borrower after a Qualified Public Offering of the Borrower) or by one or

more Permitted Holders or Persons nominated by one or more Permitted Holders or (y) appointed by directors so nominated, (c) any change in control (or similar event, however denominated) with respect to Holdings or the Borrower shall occur under and as defined in the Senior Subordinated Notes or the Senior Secured Term Loan Facility, or (d) at any time prior to a Qualified Public Offering of the Borrower, Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the date of this Agreement).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A Loans, Tranche A-1 Loans, Swingline Loans or Protective Advances.

“Closing Date” means January 25, 2007, which is the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of a Loan Party subject to a Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien in favor of the Collateral Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Collateral Agent Account” has the meaning assigned to such term in Section 2.21(d).

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans (including pursuant to an Incremental Tranche A Commitment) and acquire participations in Letters of Credit, and with respect to the Tranche A Lenders (including Incremental Tranche A Lenders), the commitment of such Lender to make

Protective Advances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 or (c) increased from time to time pursuant to Section 2.23. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $165,000,000.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of purchases of Inventory determined according to the accounting policies used in the preparation of the Borrower’s most recent audited financial statements (pursuant to which the average cost method of accounting is utilized for substantially all merchandise Inventories).

“Credit Extensions” means each of (a) a Borrowing and (b) an LC Credit Extension.

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“DDA Notification” has the meaning assigned to such term in Section 2.21(c).

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties (excluding any payroll, trust, VEBA and tax withholding accounts). All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Intercreditor Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Revolving Lender that has (a) defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit, Swingline Loan or Protective Advance required to be made or funded by it hereunder, (b) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or (c) become insolvent or the assets or management of which has been taken over by any Governmental Authority.

“Derivative Transaction” means (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or its subsidiaries shall be a Derivative Transaction.

“Dilution Reserve” means a Reserve that may be established by the Agents in their Permitted Discretion in respect of Eligible Unbilled Trade Receivables that is based on a percentage obtained by dividing the aggregate dollar amount of a reasonably representative pool of all Eligible Trade Receivables by the aggregate dollar amount of the specific Unbilled Eligible Trade Receivables that converted into such pool of Eligible Trade Receivables in the preceding three-month period; provided that no such Reserve shall be established by the Agents unless such percentage is less than 90% in the preceding three-month period, in which case the Reserve shall be based on the amount by which such percentage is less than 90%; provided further, that if such percentage is less than 80%, such limitations shall not apply and the Agents may establish any Dilution Reserve in their Permitted Discretion, it being understood that such Dilution Reserve will be at least equal to the amount thereof that would have applied if such percentage was equal to 80%.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable and the termination of the Commitments), in each case, prior to the date that is ninety-one (91) days after the Maturity Date, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable and the termination of the Commitments), in each case, prior to the date that is ninety-one (91) days after the Maturity Date, (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital, in each case, prior to the date that is ninety-one (91) days after the

Maturity Date, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interest is issued to any plan for the benefit of employees of Holdings or its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by Holdings or its subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Document” has the meaning set forth in Article 9 of the UCC.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiaries” means all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense (including minority interest expense) for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period, (v) non-recurring or unusual charges for such period (including any start-up losses or one-time costs incurred in connection with the acquisition, initiation or opening of new facilities, sites or contracts and any restructuring charges or reserves deducted in such period in computing Net Income) in an amount not to exceed $8.0 million in any fiscal year, (vi) any other noncash charges for such period (but excluding any noncash charge in respect of an item that was included in Net Income in a prior period and any noncash charge that relates to the write-down or write-off of inventory), (vii) any charges or expenses related to the Transactions, (viii) payments made pursuant to Section 6.09(h), and (ix) expenses incurred in connection with the prepayment, amendment, or refinancing of Indebtedness during such period, (x) any non-capitalized transaction costs incurred during such period in connection with an actual or proposed incurrence of Indebtedness, including a refinancing thereof, issuance of Equity Interests, investment, acquisition, disposition, divestiture or recapitalization, (xi) any net loss resulting in such period from Hedge Agreements and the application of Statement of Financial Accounting Standards No. 133, (xii) any net loss resulting in such period from currency translation losses related to currency remeasurements of Indebtedness and (xiii) costs and expenses incurred in connection with the establishment and initial implementation of policies and procedures for complying with the Sarbanes Oxley Act of 2002; provided, that the aggregate amount of such costs and expenses shall not exceed $2,000,000 for all periods, minus (b) without duplication and to the extent included in Net Income for such period, (i) any cash payments made during such period in respect of noncash charges described in clauses (a)(iv), (a)(v) or (a)(vi) taken in a prior period, (ii) any extraordinary, non-recurring or unusual gains and any noncash items of income for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, (iii) any net gain resulting in such period from Hedge Agreements and the application of Statement of Financial Accounting Standards No. 133 and (iv) any net gain resulting in such period from currency translation gains related to currency remeasurements of Indebtedness; provided, that EBITDA shall be $20,288,578, $24,142,610, $23,375,189 and $24,195,824 for the fiscal quarters of the Borrower ended March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006, respectively.

“Eligible Assignee” means (i) a Lender, (ii) a commercial bank, insurance company or company engaged in the business of making commercial loans or a commercial finance company, which Person, together with its Affiliates, has a combined capital and surplus in excess of $1,000,000,000, (iii) any Affiliate of a Lender under common control with such Lender or (iv) an Approved Fund of a Lender; provided that in any event, “Eligible Assignee” shall not include (w) any natural person, (x) any Defaulting Lender, (y) Holdings or the Borrower or any Affiliate thereof or (z) the Sponsor or any of their respective Affiliates.

“Eligible In-Transit Inventory” means, at any time, without duplication of other Eligible Inventory, Inventory:

(a) which has been shipped for receipt by any Loan Party within forty-five (45) days of the date of shipment, but which has not yet been delivered to or on behalf of such Loan Party;

(b) for which the purchase order is in the name of a Loan Party and title has passed to such Loan Party;

(c) which is insured in accordance with the terms of this Agreement; and

(d) which otherwise would constitute Eligible Inventory.

“Eligible Inventory” means, at any time, all Inventory (excluding Eligible In-Transit Inventory) of the Loan Parties; provided, however, that Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Collateral Agent (other than a Landlord Lien as to which a Landlord Lien Reserve applies and other than Liens Permitted under Section 6.02(d));

(b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent, (ii) a Second Priority Lien, (iii) a Permitted Encumbrance arising by operation of law, (iv) a Landlord Lien as to which a Landlord Lien Reserve applies or (v) Liens Permitted under Section 6.02(d);

(c) which is unmerchantable, defective or unfit for sale;

(d) which does not conform in all material respects to the representations and warranties contained in this Agreement or the Security Agreement;

(e) which is not owned only by one or more Loan Parties;

(f) which constitutes work-in-process or supplies, spare parts or other similar items dedicated for internal use by the Loan Parties, bill-and-hold goods or goods that constitute goods held on consignment or goods that are not of a type held for sale in the ordinary course of business;

(g) which is not located in the U.S., Canada or the United Kingdom or is in transit with a common carrier from vendors or suppliers (other than Eligible In-Transit Inventory);

(h) which is located at any location leased by a Loan Party, unless (i) the lessor has delivered to the Collateral Agent a Collateral Access Agreement as to such location or (ii) an appropriate Reserve with respect to such location has been established by the Agents in their Permitted Discretion;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Collateral Agent a Collateral Access Agreement and such other documentation as the Agents may reasonably require or (ii) an appropriate Reserve has been established by the Agents in their Permitted Discretion;

(j) which is being processed offsite by a third party at a third party location or outside processor, or is in transit (other than Eligible In-Transit Inventory) to or from said third party location or outside processor;

(k) which is a discontinued product or component thereof;

(l) which is the subject of a consignment by the Borrower as consignor or consignee;

(m) which contains or bears any intellectual property rights licensed to any Loan Party by any Person other than a Loan Party unless the Collateral Agent may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement relating thereto;

(n) which is not reflected in a current perpetual inventory report (other than Eligible In-Transit Inventory) of the Borrower or any of its Subsidiaries; or

(o) which is acquired in connection with a Permitted Acquisition to the extent the Agents shall not have received a Report in respect of such Inventory, which Report shows results reasonably satisfactory to the Agents; it being agreed that the Agents shall take such actions as are reasonably required to obtain such a Report promptly upon the request of the Borrower.

“Eligible Trade Receivables” means, at any time, all Accounts (excluding Eligible Unbilled Trade Receivables) due to the Loan Parties arising from the sale of goods of the Loan Parties or the provision of services by the Loan Parties; provided, however, that Eligible Trade Receivables shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Collateral Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent, (ii) a Second Priority Lien, (iii) a Permitted Encumbrance arising by operation of law or (iv) a Lien that is permitted to exist under Section 6.02(y) (it being understood that this clause (b) shall not affect the Agents’ rights under Section 2.22);

(c) with respect to which more than 90 days have elapsed from the original invoice date thereof, or which is more than 60 days past due, or which has been written off the books of the Borrower or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which (i) is owing by an Account Debtor other than USX or AK Steel to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrower exceeds 20% of the aggregate Eligible Trade Receivables, (ii) is owing by USX to the extent the aggregate amount of Accounts owing from USX to the Borrower exceeds 40% of the aggregate Eligible Trade Receivables or (iii) is owing from AK Steel to the extent the aggregate amount of Accounts owing from AK Steel to the Borrower exceeds 25% of the aggregate Eligible Trade Receivables;

(f) which does not conform in all material respects to the representations and warranties contained in this Agreement or in the Security Agreement;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Agents which has been sent to the Account Debtor (it being agreed that the Borrower’s current practice with respect to electronic purchase orders and confirmations is satisfactory to the Agents), (iii) represents a progress billing, (iv) is contingent upon the Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrower or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or Federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S., Canada or the United Kingdom or (ii) is not organized under applicable law of the U.S., Canada or the United Kingdom or any state or province thereof unless, in any case, such Account is backed by a Letter of Credit acceptable to the Agents which is in the possession of, has been assigned to and is directly drawable by the Collateral Agent;

(m) which is owed in any currency other than U.S. Dollars;

(n) which is owed by (i) the government (or any department, agency, public corporation or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit reasonably acceptable to the Agents and, if requested by an Agent, which is in the possession of such Agent, or (ii) the government of the U.S., or any department, agency, public corporation or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Collateral Agent in such Account have been complied with to the Agents’ satisfaction;

(o) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted (but, subject to the proviso below, only to the extent of such indebtedness) or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof; provided, that no Account that otherwise constitutes an Eligible Trade Receivable shall be rendered ineligible by virtue of this clause (p) to the extent, but only to the extent, that the Account Debtor’s right of setoff is limited by an enforceable agreement that is reasonably satisfactory to the Agents;

(q) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute; provided, that no Account that otherwise constitutes an Eligible Trade Receivable shall be rendered ineligible by virtue of this clause (q) to the extent, but only to the extent, that the Account Debtor’s right of setoff is limited by an enforceable agreement that is reasonably satisfactory to the Agents;

(r) which is evidenced by any promissory note, chattel paper or instrument;

(s) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrower has filed such report or is qualified to do business in such jurisdiction;

(t) with respect to which the Borrower has made any agreement with the Account Debtor for the reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the Borrower created a new receivable for the unpaid portion of such Account; provided, that only the amount of the reduction of any such Account shall be deemed ineligible by virtue of this clause (t);

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v) which the Agents determine in their Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay; or

(x) which is acquired in connection with a Permitted Acquisition to the extent the Agents shall not have received a Report in respect of such Account, which Report shows results reasonably satisfactory to the Agents; it being agreed that the Agents shall take such actions as are reasonably required to obtain such a Report promptly upon the request of the Borrower.

If any Account at any time ceases to be an Eligible Trade Receivable, then such Account shall promptly be excluded from the calculation of the Borrowing Base;

“Eligible Unbilled Trade Receivables” means any Account due to the Loan Parties (other than an Eligible Trade Receivable) arising from the sale of goods of the Loan Parties or the provision of services by the Loan Parties within the preceding 60 days:

(a) in which the goods giving rise to such Account were shipped FOB (shipping point) and in which an invoice evidencing such Account has not been and only will be sent to the Account Debtor after the Account Debtor has confirmed receipt of such goods; or

(b) representing obligations for goods sold or services rendered during a calendar month that are invoiced within 10 days following the end of such calendar month.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means the contribution by the Sponsor and the Management Stockholders in an aggregate amount of not less than 25% of the total consolidated capitalization of Holdings on the Closing Date, after giving pro forma effect to the consummation of the Transactions, in cash to Holdings as common equity, and the cash contribution by Holdings of the amount so received to the Borrower in respect of Holdings’ common equity in the Borrower or in exchange for the issuance to Holdings of common equity of the Borrower.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent, in reorganization or in endangered or critical status, within the meaning of Section 305 or Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Amount” has the meaning assigned to such term in Section 2.06(d).

“Excess Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Commitments at such time and (ii) the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base at such time) at such time (as determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g)), minus (b) the aggregate Revolving Exposures of all Revolving Lenders at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” means, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which such Lender is otherwise subject to tax without regard to the transactions contemplated by this Agreement, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any other Loan Party is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or any other Loan Party with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of October 25, 2005, among Tube City IMS Corporation, International Mill Service, Inc. and Tube City, LLC, the several lenders from time to time party thereto, Comerica Bank, Sovereign Bank and La Salle Bank National Association, as co-documentation agents, UBS Securities LLC, as syndication agent and Bear Stearns Corporate Lending Inc., as administrative agent, first lien collateral agent and second lien collateral agent.

“Existing Debt Refinancing” means the payment in full of all amounts, if any, due or owing under the Existing Credit Agreement, the termination of all commitments thereunder and the release and discharge of all guarantees thereof (if any) and all security therefor (if any).

“Existing Letter of Credit” means any letter of credit previously issued for the account of the Borrower or any other Loan Party by a Lender or an Affiliate of a Lender that is (a) outstanding on the Closing Date and (b) listed on Schedule 1.01(a).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means (i) that certain Fee Letter dated as of November 7, 2006, by and among the Sponsor, the Administrative Agent and the Arrangers and (ii) that certain Fee Letter dated as of January 25, 2007 among the Borrower, the Collateral Agent and the Administrative Agent.

“Financial Officer” of any Person means the chief financial officer, treasurer, vice president of finance or controller of such Person.

“Financial Performance Covenant” has the meaning assigned to such term in Section 7.02(a).

“Fixed Charge Coverage Ratio” means for any period, the ratio of (a) solely for the purpose of Section 6.01(v), EBITDA to Specified Fixed Charges and (b) for all other purposes, (i) EBITDA minus the unfinanced portion of Capital Expenditures to (ii) Fixed Charges, in all cases calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. For purposes of calculating the Fixed Charge Coverage Ratio with respect to measurement periods that include periods prior to the Closing Date, for those components of such ratio set forth below, the amounts thereof for the fiscal quarters set forth below shall be deemed to be the amounts thereof set forth below:

Fiscal Quarter Ending	Interest Expense	Taxes	Unfinanced Capital Expenditures
Mar 31, 2006	$9,926,197	$0	$6,967,565
Jun 30, 2006	$10,252,247	$139,537	$8,706,811
Sep 30, 2006	$10,400,319	$0	$2,304,855
Dec 31, 2006	$10,401,577	$99,643	$6,500,000

In the event that the Borrower or any Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Equity Interests or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Equity Interests or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period; provided that any such pro forma adjustments shall be limited to those permitted or required by Article 11 of Regulation S-X under the Securities Act or as otherwise reasonably acceptable to the Administrative Agent. If since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such period) shall have made any investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period. Notwithstanding anything to the contrary in the foregoing, EBITDA shall be calculated (a) without giving effect to the effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with the Acquisition, any Permitted Acquisition or the acquisition of a new site or location and (b) with respect to any period during which a Permitted Acquisition or the acquisition of a new site or location occurs, on a pro forma basis after giving effect to such acquisition (but only to the extent that an adjustment resulting from such acquisition would be a permitted or required adjustment to pro forma financial statements in compliance with Article 11 of Regulation S-X promulgated under the Securities Act or to the extent such adjustment is reasonably satisfactory to the Administrative Agent).

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” means, with reference to any period, without duplication, the sum of (a) Interest Expense paid in cash during such period, plus (b) the aggregate amount of scheduled principal payments in respect of long-term Indebtedness of the Borrower and the Subsidiaries paid in cash during such period (other than payments made by the Borrower or any Subsidiary to the Borrower or a Subsidiary), plus (c) expense for taxes paid in cash during such period, plus (d) Restricted Payments made pursuant to Section 6.08(a)(viii), in each case paid in cash during such period, plus (e) the aggregate amount of payments or other distributions on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness of the Borrower or the Subsidiaries (other than intercompany Indebtedness) paid in cash during such period, plus (f) scheduled Capital Lease Obligation payments paid in cash during such period, all calculated for such period for the Borrower and its Subsidiaries on a consolidated basis.

“Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means all Indebtedness of the Borrower and its Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“Funding Account” has the meaning assigned to such term in Section 4.01(i).

“GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to that accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between the Borrower or any Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Tranche A Lenders.

“Incremental Availability” means, at any time of calculation, an amount equal to the difference between the Tranche A-1 Borrowing Base and the Tranche A Borrowing Base as reflected on the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g).

“Incremental Tranche A Commitment” shall mean any increased or incremental Tranche A Commitment provided pursuant to Section 2.23.

“Incremental Tranche A Lender” shall mean a Tranche A Lender with a Tranche A Commitment or an outstanding Tranche A Loan as a result of an Incremental Tranche A Commitment.

“Indebtedness” of any Person means, without duplication, (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except (i) accrued expenses and other accrued liabilities and trade accounts payable that arise in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (e) all obligations of such Person in respect of Disqualified Equity Interests, (f) all obligations of such Person as an account party in respect of letters of credit, bankers’ acceptances and similar instruments, (g) any Hedging Obligation, except that if any Hedge Agreement relating to such Hedge Obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof, (h) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person (provided that the amount of such Indebtedness shall be the lesser of the fair market value of such asset at the date of determination determined by such Person in good faith and the amount of such Indebtedness of others so secured) and (i) any Indebtedness of others under the preceding clauses that is Guaranteed by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in no event shall non-contractual obligations or liabilities, in either case, in respect of any Equity Interests (other than Disqualified Equity Interests) constitute Indebtedness under this definition.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning set forth in Section 3.11(a).

“Information Memorandum” means the Confidential Information Memorandum dated January 2007, relating to the Borrower and the Transactions.

“Initial Revolving Borrowing” means one or more borrowings of Loans on the Closing Date in an amount not to exceed the Permitted Initial Revolving Amount.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of the date hereof, among Holdings, the Borrower, the Subsidiaries party from time to time thereto, the Collateral Agent and the Term Loan Agent (as defined in the Intercreditor Agreement).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations and Synthetic Lease Obligations and the

interest portion of any deferred payment obligation, but excluding amortization of deferred financing costs and amortization of original issue discount on any Indebtedness) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP; provided that there shall be excluded therefrom any Interest Expense of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries.

“Interest Payment Date” means (a) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means (a) with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Reserves” means (a) such reserves as may be established from time to time by the Agents, in their Permitted Discretion, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory and (b) Shrink Reserves.

“Issuing Bank” means Credit Suisse, LaSalle Bank National Association and any other Lender that, at the request of the Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld), agrees to become an Issuing Bank and, solely with respect to any Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender or Affiliate of a Lender that issued such Existing Letter of Credit. Each Issuing Bank may, in its discretion, arrange for one or more Letters of

Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 5.10(a).

“Landlord Lien” means any Lien of a landlord on the Borrower’s or any Subsidiary’s property, granted by statute.

“Landlord Lien Reserve” means an amount equal to up to two months’ rent for all of the Loan Parties’ leased locations where Eligible Inventory is located in each Landlord Lien State, other than leased locations with respect to which the Collateral Agent shall have received a landlord’s waiver or subordination of lien in form reasonably satisfactory to the Agents.

“Landlord Lien State” means (a) each of Washington, Virginia and Pennsylvania and (b) such other state(s) in which a landlord’s claim for rent has priority by operation of law over the Lien of the Collateral Agent in any of the Collateral consisting of Eligible Inventory, as notified by the Agents to the Borrower in writing.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof (in the face amount thereof) or any increase in the face amount thereof.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a drawing on a Letter of Credit.

“LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or any other Loan Party at such time, less (c) the amount then on deposit in the LC Collateral Account. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any standby or commercial letter of credit issued (or, in the case of an Existing Letter of Credit, deemed to be issued) pursuant to this Agreement.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.06(b).

“LIBO Rate” means, with respect to any Interest Period, (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the day that is two (2) Business Days prior to the first day of such Interest Period by reference to the

British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period and (b) if such rate is not available at such time for any reason, an interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement (or any lease in the nature thereof and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or going out of business sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Liquidity Event” means the determination by the Administrative Agent that Excess Availability on any day is less than $15,000,000; provided that the Administrative Agent has notified the Borrower thereof. For purposes of Section 2.21 only, the occurrence of a Liquidity Event shall be deemed continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until Excess Availability exceeds $15,000,000 for thirty (30) consecutive days, in which event a Liquidity Event shall no longer be deemed to be continuing for purposes of Section 2.21; provided that (a) a Liquidity Event may not be cured as contemplated by this sentence more than two times in any four-fiscal-quarter period and (b) a Liquidity Event shall be deemed continuing at all times after a Liquidity Event has occurred and been discontinued on five (5) occasion(s) after the Closing Date.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letters of Credit or Letter of Credit applications, the Collateral Documents and the Intercreditor Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.

“Loan Guarantor” means each Loan Party (other than the Borrower).

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means Holdings, the Borrower, each Domestic Subsidiary of the Borrower, and any other Person who becomes a party to this Agreement as a Loan Party pursuant to a Joinder Agreement, and their respective successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Management Services Agreement” means the agreement among Holdings, the Borrower and the Sponsor dated as of the date hereof, pursuant to which the Sponsor agrees to provide certain services to Holdings and the Borrower in exchange for certain fees.

“Management Stockholders” means the directors, management, officers or employees of the Borrower or its Subsidiaries who are equity (including preferred equity) investors in Holdings or the immediate parent of Holdings; provided, that for purposes of the definition of Permitted Holders as it is used in the definition of Change in Control, Management Stockholders shall be limited to such persons that are investors in Holdings or the immediate parent of Holdings on the Closing Date.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights of, or remedies available to, the Agents, the Issuing Banks or the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedge Agreements, of any one or more of Holdings, the Borrower or any Subsidiary that, in either case, is in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Maturity Date” means January 25, 2013 or any earlier date on which the Aggregate Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.09.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(c), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 5.10.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Lenders, on owned real property of a Loan Party.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received in cash by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof, net of all reasonable costs of liquidation thereof, as based upon the most recent Inventory appraisal conducted in accordance with this Agreement and expressed as a percentage of Cost of such Inventory.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agents, any Issuing Bank or any indemnified party arising under the Loan Documents.

“OFAC” has the meaning assigned to such term in Section 3.21.

“Other Information” has the meaning assigned to such term in Section 3.11(b).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04.

“Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Payment Conditions” means, at any time of determination, that (a) no Default or Event of Default then exists or would arise as a result of the making of the subject Specified Payment, (b) Excess Availability shall be not less than $40,000,000 immediately after giving effect to the making of such Specified Payment, (c) if the aggregate amount of Specified Payments is greater than $40,000,000 (after giving effect to the then proposed Specified Payment) in the thirty (30) day period preceding (and including) the date of the proposed payment, prior to making the proposed Specified Payment, the Borrower shall have delivered projections to the Administrative Agent reasonably satisfactory to the Administrative Agent demonstrating that Projected Average Excess Availability on the last day of each fiscal month during the six (6)-month period immediately succeeding any such Specified Payment shall be not less than $40,000,000 and (d) the Fixed Charge Coverage Ratio as of the end of the most recently ended four-fiscal-quarter period shall be greater than or equal to 1:00 to 1:00 after giving pro forma effect to such Specified Payment as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such period.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Perfection Certificate” means a certificate in the form of Exhibit D to the Security Agreement or any other form approved by the Agents.

“Permitted Acquisition” means the acquisition by the Borrower or any Subsidiary of all or substantially all the assets or businesses of a Person or of assets constituting a business unit, line of business or division of such Person or not less than 100% (or such lesser percentage that, when combined with the percentage of Equity Interests owned by the Borrower or such Subsidiary prior to such acquisition, would equal 100%) of the Equity Interests (other than directors’ qualifying shares) of a Person; provided that (i) both immediately before and after giving effect to such acquisition, no Event of Default or Default shall have occurred and be continuing; (ii) the acquired assets, division or Person is in a substantially similar line of business as that conducted by the Borrower and the Subsidiaries during the then current and most recent fiscal year or businesses reasonably related, complementary or ancillary thereto; and (iii) the Payment Conditions shall have been satisfied.

“Permitted Cure Security” means any Qualified Equity Interest of Holdings.

“Permitted Discretion” means an Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which such Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any

Collateral, the enforceability or priority of the Collateral Agent’s Liens thereon or the amount which the Agents, the Lenders or any Issuing Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral or (b) evidences that any collateral report or financial information delivered to an Agent by the Borrower or any of its Subsidiaries is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, an Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Trade Receivables, Eligible Unbilled Trade Receivables, Eligible Inventory or Eligible In-Transit Inventory, as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to the Borrower’s Accounts or Inventory; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrower on the security of the Borrower’s Accounts or Inventory.

“Permitted Encumbrances” means Liens permitted to exist as set forth in clauses (z) through (ee) of Section 6.02.

“Permitted Holders” means the Sponsor and the Management Stockholders.

“Permitted Initial Revolving Amount” means $46,000,000 plus (a) one or more Borrowings of Loans of up to $10,000,000 for the purpose of making any payments in connection with the Acquisition pursuant to Section 2.1 of the Stock Purchase Agreement, if any, required to be made by Holdings on the Closing Date pursuant to the Stock Purchase Agreement and (b) the aggregate face amount of any Letters of Credit issued on the Closing Date to replace or otherwise backstop the Existing Letters of Credit.

“Permitted Liens” means each Lien permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Projected Average Excess Availability” means the projected average Excess Availability for each month during any six-month period as determined in good faith by the Borrower and certified by a Financial Officer of the Borrower.

“Projections” means the projections of the Borrower and the Subsidiaries included in the Information Memorandum (or a supplement thereto).

“Protective Advance” has the meaning assigned to such term in Section 2.04(a).

“Public Market” means at any time after (a) a Qualified Public Offering has been consummated and (b) at least 15% of the total issued and outstanding common equity of the Borrower, Holdings or Holdings’ immediate parent has been distributed by means of an effective registration statement under the Securities Act or sale pursuant to Rule 144 under the Securities Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Public Offering” means the initial underwritten public offering of common Equity Interests of the Borrower, Holdings or Holdings’ immediate parent pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form) that results in a Public Market.

“Real Estate” means all of the Borrower’s and its Subsidiaries’ now or hereafter owned or leased estates in real property, including all fee, leasehold and future interests, together with all of the Borrower’s and its Subsidiaries’ now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Register” has the meaning assigned to such term in Section 9.04.

“Registration Rights Agreement” means the Registration Rights Agreement relating to the Senior Subordinated Notes, dated as of the Closing Date, among the Borrower, the subsidiaries of the Borrower party thereto, Credit Suisse Securities (USA) LLC, UBS Securities LLC and CIBC World Markets Corp.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Agents or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Agents have exercised their rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Agents, subject to the provisions of Section 9.12.

“Required Lenders” means, at any time, Lenders having Revolving Exposure and unused Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Commitments at such time; provided that the Revolving Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means all (if any) Inventory Reserves and Availability Reserves (including Banking Services Reserves, Landlord Lien Reserves, Dilution Reserves and reserves for Secured Hedging Obligations) and any and all other reserves which the Agents deem necessary in their Permitted Discretion to maintain with respect to Eligible Inventory, Eligible In-Transit Inventory, Eligible Trade Receivables, or Eligible Unbilled Trade Receivables (without duplication of amounts that already reduce the Tranche A Borrowing Base or Tranche A-1 Borrowing Base by virtue of the factors included in or tested by the eligiblity criteria contained in the foregoing definitions) or that have been established in accordance with Section 2.22.

“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Article IV), shall include any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or the Borrower.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, (b) its LC Exposure, (c)

its Applicable Percentage of the aggregate principal amount of Swingline Loans outstanding at such time and (d) its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Commitment or, if the Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.06.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Priority Lien” means any Lien on any asset of any Loan Party that is granted under the Term Loan Security Documents and that, pursuant and subject to the provisions of the Intercreditor Agreement, is junior in priority to the Liens of the Collateral Agent in the Collateral.

“Secured Obligations” means all Obligations, together with (a) Banking Services Obligations and (b) all Secured Hedging Obligations.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Secured Hedging Obligations” means all Hedging Obligations under each Hedge Agreement that (a) is in effect on the Closing Date with a counterparty that is an Agent or a Lender or an Affiliate of an Agent or a Lender as of the Closing Date or (b) is entered into after the Closing Date with any counterparty that is an Agent or a Lender or an Affiliate of an Agent or a Lender at the time such Hedge Agreement is entered into.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Collateral Agent, for the benefit of the Collateral Agent and the Lenders.

“Senior Secured Term Facility Credit Agreement” means the Term Loan Credit Agreement, dated as of the date hereof, among Holdings, the Borrower, the subsidiaries of the Borrower from time to time party thereto, Credit Suisse, as administrative agent and collateral agent, and the lenders from time to time party thereto, as the same may be amended, restated, modified, refinanced, replaced, extended, renewed or supplemented from time to time.

“Senior Secured Term Loan Facility” means the $185,000,000 initial aggregate principal amount senior secured term loan and synthetic letter of credit facility provided for under the Senior Secured Term Facility Credit Agreement.

“Senior Subordinated Note Documents” means the indenture under which the Senior Subordinated Notes are issued and all other instruments, agreements and other documents evidencing the Senior Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“Senior Subordinated Notes” means the Borrower’s 9.75% Senior Subordinated Notes due 2014, in an original aggregate principal amount of $225,000,000.

“Shrink” means Inventory identified by the Borrower as lost, misplaced, or stolen.

“Shrink Reserve” means an amount estimated by the Agents in their Permitted Discretion to be equal to that amount which is required in order that the Shrink reflected in current stock ledger of the Borrower and its Subsidiaries would be reasonably equivalent to the Shrink calculated as part of the Borrower’s most recent physical inventory (it being understood and agreed that no Shrink Reserve established by the Agents shall be duplicative of any Shrink as so reflected in the current stock ledger of the Borrower and its Subsidiaries or estimated by the Borrower for purposes of computing the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base other than at month’s end).

“Significant Subsidiary” means, at any date of determination, any Subsidiary that (i) contributed more than 2.5% of EBITDA for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination, (ii) had consolidated assets representing more than 2.5% of the consolidated total assets of the Borrower and the Subsidiaries on the last day of the most recent fiscal quarter ended more than forty-five (45) days prior to the date of determination and (iii) owned assets of the type included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base with an aggregate value of more than $2,000,000 on the last day of the most recent fiscal quarter ended more than forty-five (45) days prior to the date of determination.

“Specified Fixed Charges” means, with respect to any Person for any period, the sum of (a) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (iii) noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capital Lease Obligations and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) Additional Interest, (B) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (C) any expensing of bridge, commitment and other financing fees), plus (b) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued, plus (c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock of such

Person during such period, plus (d) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests of such Person made during such period minus (e) interest income for such period. For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Specified Payment” means (a) any Permitted Acquisition, (b) any investment, loan or advance pursuant to Section 6.04(u), (c) any Restricted Payment pursuant to Section 6.08(a)(viii) and (d) any Restricted Debt Payment pursuant to Section 6.08(b)(v).

“Sponsor” means Onex Partners II LP and its Affiliates but does not include, however, any of its portfolio companies.

“Stated Amount” means, at any time, the maximum amount for which a Letter of Credit may be honored.

“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of November 10, 2006, by and among Holdings, the Borrower, Mill Services Holdings, LLC and the other sellers party thereto.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which by its terms is subordinated to payment of the Secured Obligations on terms and conditions no less favorable to the Agents and the Lenders than those contained in the Senior Subordinated Note Documents, or such terms are otherwise reasonably satisfactory to the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless the context otherwise requires, a subsidiary of the Borrower.

“Super Majority Lenders” means, at any time, Lenders having Revolving Exposure and unused Commitments representing more than 66- 2/3% of the sum of the total Revolving Exposure and unused Commitments at such time; provided that the Revolving Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Super Majority Lenders at any time.

“Swingline Lender” means Credit Suisse, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan Security Documents” has the meaning set forth in the Intercreditor Agreement.

“Title Insurance Company” means any title insurance company providing any Title Insurance Policies.

“Title Insurance Policies” means the lender’s title insurance policies issued to the Collateral Agent with respect to the Mortgaged Properties (if any).

“Trade Receivables Component” means (a) for the Tranche A Borrowing Base, the sum of the face amount of Eligible Trade Receivables multiplied by 85% and Eligible Unbilled Trade Receivables multiplied by the Unbilled Advance Rate, and (b) for the Tranche A-1 Borrowing Base, the sum of the face amount of Eligible Trade Receivables multiplied by 95% and Eligible Unbilled Trade Receivables multiplied by the Unbilled Advance Rate.

“Tranche A Applicable Percentage” means, with respect to any Tranche A Lender, at any time, a percentage equal to a fraction the numerator of which is such Tranche A Lender’s Tranche A Commitment and the denominator of which is the Aggregate Tranche A Commitments. If the commitment of each Tranche A Lender to make Tranche A Loans and the obligation of the Issuing Banks to issue Letters of Credit have been terminated pursuant to this Agreement or if the Aggregate Tranche A Commitments have expired, then the Tranche A Applicable Percentage of each Tranche A Lender shall be determined based on the Tranche A Applicable Percentage of such Tranche A Lender most recently in effect, giving effect to any subsequent assignments.

“Tranche A Available Commitment” means, at any time, the Aggregate Tranche A Commitments then in effect minus the Revolving Exposure of all Tranche A Lenders at such time.

“Tranche A Borrowing Base” means, at any time, an amount equal to (a) the Trade Receivables Component plus (b) the Tranche A Inventory Component minus (c) without duplication, the then amount of all Availability Reserves and other Reserves as the Agents may at any time and from time to time in the exercise of their Permitted Discretion establish. The

Tranche A Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g).

“Tranche A Commitment” means, with respect to each Tranche A Lender, the commitment of such Tranche A Lender set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Tranche A Lender shall have assumed its Tranche A Commitment, as applicable.

“Tranche A Credit Extension” means a Credit Extension made under the Tranche A Commitments, including all Swingline Loans, Protective Advances and LC Credit Extensions (other than LC Credit Extensions made by Tranche A-1 Lenders pursuant to Section 2.06(d)).

“Tranche A Inventory Component” means the lesser of (a) 75% of Eligible Inventory and Eligible In-Transit Inventory (in each case, net of Inventory Reserves), valued at the lower of Cost and market value, and (b) 85% of Net Orderly Liquidation Value of Eligible Inventory and Eligible In-Transit Inventory (in each case, net of Inventory Reserves not already reflected in the determination of Net Orderly Liquidation Value).

“Tranche A Lender” means each Lender having a Tranche A Commitment as set forth on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or Incremental Assumption Agreement.

“Tranche A Loans” means a Revolving Loan made by the Tranche A Lenders pursuant to Section 2.01.

“Tranche A-1 Applicable Percentage” means, with respect to any Tranche A-1 Lender, at any time, a percentage equal to a fraction the numerator of which is such Tranche A-1 Lender’s Tranche A-1 Commitment and the denominator of which is the Aggregate Tranche A-1 Commitments. If the commitment of each Tranche A-1 Lender to make Tranche A-1 Loans and the obligation of the Issuing Banks to issue Letters of Credit have been terminated pursuant to this Agreement or if the Aggregate Tranche A-1 Commitments have expired, then the Tranche A-1 Applicable Percentage of each Tranche A-1 Lender shall be determined based on the Tranche A-1 Applicable Percentage of such Tranche A-1 Lender most recently in effect, giving effect to any subsequent assignments.

“Tranche A-1 Available Commitment” means, at any time, the Aggregate Tranche A-1 Commitments then in effect minus the Revolving Exposure of all Tranche A-1 Lenders at such time.

“Tranche A-1 Borrowing Base” means, at any time, an amount equal to (a) the Trade Receivables Component plus (b) the Tranche A-1 Inventory Component minus (c) without duplication, the then amount of all Availability Reserves and other Reserves as the Agents may at any time and from time to time in the exercise of their Permitted Discretion establish. The Tranche A-1 Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g).

“Tranche A-1 Commitment” means, with respect to each Tranche A-1 Lender, the commitment of such Tranche A-1 Lender set forth on the Commitment Schedule, or in the

Assignment and Assumption pursuant to which such Tranche A-1 Lender shall have assumed its Tranche A-1 Commitment, as applicable.

“Tranche A-1 Credit Extension” means a Credit Extension made under the Tranche A-1 Commitments.

“Tranche A-1 Inventory Component” means the Tranche A Inventory Component plus 15% of the Net Orderly Liquidation Value of Eligible Inventory and Eligible In-Transit Inventory (in each case, net of Inventory Reserves not already reflected in the determination of Net Orderly Liquidation Value).

“Tranche A-1 Lender” means each Lender having a Tranche A-1 Commitment as set forth on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption.

“Tranche A-1 Loans” means a Revolving Loan made by the Tranche A-1 Lenders pursuant to Section 2.01.

“Transaction Costs” means fees and expenses not in excess of $20,000,000 payable or otherwise borne by Holdings, the Borrower and its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the consummation of the Acquisition pursuant to the Stock Purchase Agreement and the subsequent Merger, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (c) the execution, delivery and performance by Holdings, the Borrower and the Subsidiaries party thereto of the Senior Subordinated Note Documents and the issuance of the Senior Subordinated Notes, (d) the execution, delivery and performance by Holdings, the Borrower and the Subsidiaries party thereto of the Senior Secured Term Facility Credit Agreement and all other instruments, agreements and other documents evidencing or governing the Senior Secured Term Loan Facility or providing for any Guarantee or other right in respect thereof and the making of borrowings thereunder, (e) the execution, delivery and performance by all parties thereto of the Intercreditor Agreement, (f) the Existing Debt Refinancing, (g) the making of the Equity Contribution and (i) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unapplied Cash” means all amounts paid by Account Debtors to the Loan Parties that are evidenced by checks that do not specifically relate to an internal invoice number of the Loan Parties and that have not been reconciled to a specific invoice number.

“Unbilled Advance Rate” means, a fraction (expressed as a percentage), the numerator of which is (i) with respect to the Tranche A-1 Borrowing Base, Eligible Trade Receivables multiplied by 95% or (ii) with respect to the Tranche A Borrowing Base, Eligible Trade Receivables multiplied by 85% and the denominator of which is the gross receivables of the Loan Parties less Unapplied Cash.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations; but excluding unripened or contingent obligations related to indemnification under Section 9.03 for which no written demand has been made.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“USX” means United States Steel Corporation, a Delaware corporation, and each of its Affiliates.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by Class and Type (e.g., a “LIBO Rate Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by Class and Type (e.g., a “LIBO Rate Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions or qualifications on such amendments, amendment and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to

Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature that are used in calculating the Fixed Charge Coverage Ratio shall be construed and interpreted in accordance with GAAP, as in effect on the Closing Date unless otherwise agreed to by the Borrower and the Required Lenders.

SECTION 1.05. Effectuation of Transactions. Each of the representations and warranties of the Loan Parties contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in:

(i) such Lender’s Revolving Exposure exceeding such Lender’s Commitment;

(ii) in the case of a Tranche A Lender, (x) such Lender’s Tranche A Loans exceeding the lesser of such Lender’s Tranche A Commitment and its Applicable Percentage of the Tranche A Borrowing Base (except as provided for in Section 2.04), or (y) the aggregate amount of Tranche A Credit Extensions exceeding the lesser of the Aggregate Tranche A Commitments and the Tranche A Borrowing Base;

(iii) in the case of a Tranche A-1 Lender, (x) such Lender’s Tranche A-1 Loans exceeding the lesser of such Lender’s Tranche A-1 Commitment and its Applicable Percentage of Incremental Availability, or (y) the aggregate amount of Tranche A-1 Credit Extensions exceeding the lesser of the Aggregate Tranche A-1 Commitments and Incremental Availability; or

(iv) the total Revolving Exposures exceeding the lesser of (x) the Aggregate Commitments and (y) the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base at such time).

Within the foregoing limits and subject to the terms and conditions set forth herein (including the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04), the Borrower may borrow, repay and reborrow Revolving Loans.

(b) Each Lender, severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to make Loans to the Borrower on the Closing Date in a single drawing up to an amount not to exceed the Permitted Initial Revolving Amount.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or a Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrower may request in accordance herewith. Each Swingline Loan and each Protective Advance shall be an ABR Loan. Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Loan shall be deemed to have been made and held by such Lender, and the obligations of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender; (iii) the making of such LIBO Rate Loan by such domestic or foreign branch or Affiliate of such Lender shall not result in any additional tax liability to the Borrower and (iv) in exercising such option, such Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBO Rate or increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply).

(c) At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Each ABR Borrowing when made shall be in a minimum principal amount of $1,000,000; provided that an ABR Borrowing may be made in a lesser aggregate amount that is equal to the entire unused balance of the Aggregate Commitments, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) or that is required to finance a Tranche A Loan as contemplated by Section 2.11(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) different Interest Periods in effect for LIBO Rate Borrowings at any time outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, and the Tranche A Lenders shall be under no obligation to fund, any Tranche A Loan unless the Borrower has borrowed the full amount of the lesser of (x) the Aggregate Tranche A-1 Commitments and (y) Incremental Availability (to the extent that such Tranche A-1 Commitments have not been terminated). If any Tranche A-1 Loan is prepaid in whole or part pursuant to Section 2.10, any Revolving Loans to the Borrower thereafter requested shall be Tranche A-1 Loans until the maximum principal amount of Tranche A-1 Loans outstanding equals the lesser of (x) the Aggregate Tranche A-1 Commitments and (y) Incremental Availability, and thereafter shall be Tranche A Loans. Except as otherwise provided in Section 2.06, all Tranche A-1 Credit Extensions shall be solely Revolving Loans and all Letters of Credit (including any extension of the expiry date thereof), Swingline Loans and Protective Advances shall be Tranche A Credit Extensions.

SECTION 2.03. Requests for Borrowings. To request a Borrowing other than a Tranche A Loan made pursuant to Section 2.11(e), the Borrower shall notify the Administrative Agent of such request either in writing by delivery of a Borrowing Request (by hand or facsimile) signed by the Borrower or by telephone (a) in the case of a LIBO Rate Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days (or, in the case of a LIBO Rate Borrowing to be made on the Closing Date, two (2) Business Days) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing (including any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)), not later than 12:00 noon, New York City time, one Business Day prior to the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;

(iv) in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account or any other designated account(s) to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this

Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Protective Advances. (a) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Tranche A Lenders at any time that any condition precedent set forth in Section 4.02 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (z) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (each such Loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Exposure to exceed the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base at such time); provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed five percent (5%) of the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base at such time) as determined on the date of such proposed Protective Advance; and provided further that, (i) the aggregate amount of outstanding Protective Advances plus the total Revolving Exposures shall not exceed the Aggregate Commitments and (ii) the aggregate amount of Tranche A Credit Extensions plus the aggregate amount of outstanding Protective Advances shall not exceed the Aggregate Tranche A Commitments. No Protective Advance may remain outstanding for more than forty-five (45) days without the consent of the Required Lenders. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied or waived. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Tranche A Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Tranche A Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Tranche A Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Tranche A Lender, such Tranche A Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral (if any) received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000, (ii) the total Revolving Exposures exceeding the lesser of the Aggregate Commitments and the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base at such time) or (iii) the Tranche A Credit Extensions exceeding the lesser of the Aggregate Tranche A Commitments and the Tranche A Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Each Swingline Loan shall be in an integral multiple of $100,000 and not less than $500,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the location and number of the Borrower’s account or other designated account(s) to which funds are to be disbursed. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Funding Account or otherwise in accordance with the instructions of the Borrower (including, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) on the requested date of such Swingline Loan.

(b) If the Borrower has borrowed the full amount of the lesser of (x) the Aggregate Tranche A-1 Commitments and (y) Incremental Availability, the Swingline Lender may by written notice given to the Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Tranche A Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Tranche A Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Tranche A Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Tranche A Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Tranche A Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Tranche A Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Tranche A Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Tranche A Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(c) If (i) the Tranche A-1 Commitments have not been terminated, (ii) the Borrower has not borrowed the full amount of the lesser of (x) the aggregate Tranche A-1 Commitments and (y) Incremental Availability and (iii) Swingline Loans are outstanding as of the close of business on any Monday, the Swingline Lender shall deliver written notice to the Administrative Agent not later than 1:00 p.m., New York City time, on the following Business Day requiring that the Tranche A-1 Lenders make Revolving Loans that are ABR Loans on such Business Day in an amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding as of the close of business on such Monday and based upon their Tranche A-1 Applicable Percentages; provided, however, that the Tranche A-1 Lenders shall not be required to make such Revolving Loans to the extent (but only to the extent) that such Loans would cause the Aggregate Tranche A-1 Credit Extensions to exceed the lesser of (x) the Aggregate Tranche A-1 Commitments and (y) Incremental Availability. Notwithstanding anything herein to the contrary, (i) the proceeds of such Revolving Loans made by the Tranche A-1 Lenders shall be immediately delivered by the Administrative Agent to the Swingline Lender and applied to repay a corresponding portion of the Refunded Swingline Loans and (ii) on the day such Revolving Loans are made, such portion of the Refunded Swingline Loans paid shall no longer be outstanding as Swingline Loans.

SECTION 2.06. Letters of Credit. (a) General. On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and for purposes hereof will be deemed to have been issued on the Closing Date. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving

Lenders set forth in this Section 2.06, (A) from time to time on any Business Day during the period from the Closing Date to but not including the 30th day prior to the Maturity Date, upon the request of the Borrower, to issue Letters of Credit denominated in Dollars only and issued on sight basis only for the account of the Borrower (or any Subsidiary of the Borrower so long as the Borrower is a joint and several co-applicant, and references to “the Borrower” in this Section 2.06 shall be deemed to include reference to such Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.06(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.06(d). Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent, at least two (2) Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of Exhibit F attached hereto (each a “Letter of Credit Request”). To request an amendment, extension or renewal of a Letter of Credit, the Borrower shall submit such a request on its letterhead, addressed to the applicable Issuing Bank (with a copy to the Administrative Agent) at least two (2) Business Days in advance of the requested date of amendment, extension or renewal, identifying the Letter of Credit to be amended, renewed or extended, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for issuance, amendment, renewal or extension must be accompanied by such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and on issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $40,000,000, (ii) the total Revolving Exposures shall not exceed the lesser of the Aggregate Commitments and the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base at such time) and (iii) the aggregate amount of Tranche A Credit Extensions shall not exceed the lesser of the Aggregate Tranche A Commitments and the Tranche A Borrowing Base. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing

Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the Administrative Agent shall notify the Tranche A Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Tranche A Lender, the Administrative Agent will provide such Tranche A Lender with copies of such Letter of Credit or amendment. With respect to commercial Letters of Credit, each Issuing Bank shall on the first Business Day of each week submit to the Administrative Agent, by facsimile, a report detailing the daily aggregate total of commercial Letters of Credit for the previous calendar week.

(c) Expiration Date. Each standby Letter of Credit shall expire not later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)). Each commercial Letter of Credit shall expire on the earlier of (i) 180 days after the date of the issuance of such Letter of Credit and (ii) the date that is five (5) days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Tranche A Lenders, the applicable Issuing Bank hereby grants to each Tranche A Lender, and each Tranche A Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Tranche A Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Tranche A Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Notwithstanding the terms of Section 2.02, if any Letters of Credit remain outstanding upon the termination of the Aggregate Commitments, to the extent the lesser of (i) the Aggregate Tranche A-1 Commitments and (ii) Incremental Availability exceeds the Tranche A-1 Credit Extensions (the “Excess Amount”) upon such termination of the Aggregate Commitments, the Tranche A Lenders shall be deemed to have sold to each Tranche A-1 Lender, and each Tranche A-1 Lender shall be deemed unconditionally and irrevocably to have so purchased from the Tranche A Lenders, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche A-1 Lender’s Tranche A-1 Applicable Percentage in the lesser of (x) such Excess Amount and (y) such undivided interest and participation of each Tranche A Lender in such outstanding Letters of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement and the other Loan Documents with respect thereto.

(e) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent (or, in the case of documentary Letters of Credit, the applicable Issuing Bank) an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the date the Borrower receives notice under paragraph (g) of this Section of such LC Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Tranche A Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Tranche A Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Tranche A Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Tranche A Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Tranche A Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Tranche A Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Tranche A Loans that are ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Tranche A Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Tranche A Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, upon such demand, the Borrower shall deposit, in an interest-bearing account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 101.5% of the LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 7.01. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Collateral Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned promptly to the Borrower but in no event later than three (3) Business Days after such Event of Default has been cured or waived.

SECTION 2.07. Funding of Borrowings. (a) Each Tranche A Lender and each Tranche A-1 Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:30 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Tranche A Applicable Percentage or Tranche A-1 Applicable Percentage, as applicable; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrower; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent to be applied as contemplated by Section 2.04 (and the Administrative Agent shall, upon the request of the Borrower, deliver to the Borrower a reasonably detailed accounting of such application).

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Tranche A Loans that are ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.08. Type; Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Tranche A Lenders (with respect to Tranche A Loans) and the Tranche A-1 Lenders (with respect to Tranche A-1 Loans), based upon their Tranche A Applicable Percentages and Tranche A-1 Applicable Percentages, respectively, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

(iv) if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b) Upon delivering the notice required by Section 2.09(e), the Borrower may at any time terminate the Tranche A Commitments upon (i) the payment in full of all outstanding Tranche A Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent) equal to 101.5% of the LC Exposure as of such date) and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses and other Obligations then due, together with accrued and unpaid interest thereon.

(c) Upon delivering the notice required by Section 2.09(e), the Borrower may from time to time reduce the Tranche A Commitments; provided that (i) each reduction of the Tranche A Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not reduce the Tranche A Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10 or 2.11, the sum of the Revolving Exposures would exceed the Aggregate Commitments.

(d) Except as provided in the following sentence, the Borrower may, upon notice from the Borrower to the Administrative Agent, terminate in whole or in part the Tranche A-1 Commitments at any time; provided that, at the time of such termination and after giving effect thereto, Excess Availability is not less than $20,000,000. Each partial reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. The Borrower shall pay to the Administrative Agent for application as provided herein (i) at the effective time of any such termination (but not any partial reduction), the payment in full of all accrued and unpaid fees and all reimbursable expenses and other Obligations then due, together with accrued and unpaid interest thereon, and (ii) at the effective time of any such reduction or termination, any amount by which the Tranche A-1 Credit Extensions to the Borrower outstanding on such date exceed the amount to which the Tranche A-1 Commitments are to be reduced effective on such date.

(e) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Tranche A Commitments or the Tranche A-1 Commitments under paragraph (b), (c) or (d) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments pursuant to this Section 2.09 shall be permanent. Upon any reduction of the Tranche A Commitments, the Tranche A Commitment of each Tranche A Lender shall be reduced by such Tranche A Lender’s Tranche A Applicable Percentage of such reduction amount. Upon any reduction of the Tranche A-1 Commitments, the Tranche A-1 Commitment of each Tranche A-1 Lender shall be reduced by such Tranche A-1 Lender’s Tranche A-1 Applicable Percentage of such reduction amount.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date; provided that on each date that a Revolving Loan is made while any Swingline Loan or Protective Advance is outstanding, the Borrower shall repay all such Swingline Loans and Protective Advances with the proceeds of such Revolving Loan then outstanding.

(b) At all times after the occurrence and during the continuance of a Liquidity Event and notification thereof by the Administrative Agent to the Borrower (subject to the provisions of Section 2.18(b) and to the terms of the Security Agreement), on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall apply all immediately available funds credited to the Collateral Agent Account, first to pay any fees or expense reimbursements then due to the Agent, the Issuing Banks and the Lenders (other than in connection with Banking Services or Secured Hedging Obligations), pro rata, second to pay interest due and payable in respect of any Revolving Loans (including Swingline Loans) and any Protective Advances that may be outstanding, pro rata, third to prepay the principal of any Protective Advances that may be outstanding, pro rata, fourth to prepay the principal of the Tranche A Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure, pro rata, fifth to prepay the principal of the Tranche A-1 Loans and sixth as the Borrower may direct.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form of Exhibit H hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.11. Prepayment of Loans. (a) Upon prior notice in accordance with paragraph (c) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (but subject to Section 2.16). Prepayments made pursuant to this Section 2.11(a), first, shall be applied ratably to the Swingline Loans and to outstanding LC Disbursements, second, shall be applied ratably to the outstanding Tranche A Loans, and third, shall be applied ratably to the outstanding Tranche A-1 Loans.

(b) Except for Protective Advances permitted under Section 2.04, in the event and on each Business Day on which the total Revolving Exposure exceeds the lesser of (i) the Aggregate Commitments and (ii) the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the Tranche A Borrowing Base), the Borrower shall prepay the Revolving Loans or Swingline Loans and/or reduce LC Exposure, in an aggregate amount equal to such excess by taking any of the following actions as it shall determine at its sole discretion: (1) prepayment of Revolving Loans or Swingline Loans or (2) deposit of cash in the LC Collateral Account. Each prepayment of Revolving Loans under this paragraph (b) shall be applied to Tranche A Loans, and upon payment of Tranche A Loans in full, to Tranche A-1 Loans; provided, that if the circumstances described in this clause (b) are the result of the imposition of or increase in a Reserve, the Borrower shall not be required to make the initial prepayment or deposit until the third Business Day following the date on which either Agent notifies the Borrower of such imposition or increase.

(c) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBO Rate Borrowing, not later than 1:30 p.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:30 p.m., New York City time, on the day of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 1:30 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing pursuant to this Section shall be applied as provided in paragraph (a) of this Section; provided, however, that the Borrower may prepay the Tranche A-1 Loans as required upon any reduction or termination of the Tranche A-1 Commitments in accordance with Section 2.09. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(d) Notwithstanding the provisions of Section 2.11(a) which permit voluntary prepayments of the Revolving Loans, except as provided in Section 2.11(e), only if all Tranche A Loans are repaid in full may the Borrower prepay amounts owed with respect to the Tranche A-1 Loans; provided, however, that any such prepayment shall not reduce or terminate the Tranche A-1 Commitments. In addition, the Borrower may also repay the Tranche A-1 Loans as required upon any reduction or termination of the Tranche A-1 Commitments in accordance with Section 2.09.

(e) At the time of the delivery of each Borrowing Base Certificate, unless the conditions precedent to the making of any Tranche A Loan have not been satisfied or a Liquidation has commenced, a Tranche A Loan shall be made by the Tranche A Lenders to repay Tranche A-1 Loans to the extent that the Tranche A-1 Loans exceed Incremental Availability as reflected in such Borrowing Base Certificate. Any such Tranche A Loan shall initially be an ABR Borrowing.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate equal to 0.25% per annum on the average daily amount of the Tranche A Available Commitment and the Tranche A-1 Available Commitment, as applicable, of such Lender during the period from and including the Closing Date to but excluding the date on which the Lenders’ Tranche A Commitments or Tranche A-1 Commitments terminate; provided that any commitment fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further, that no commitment fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of calculating the commitment fees only, no portion of the Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Tranche A LIBO Rate Loans (or, in the event that the last sentence of Section 2.06(d) is applicable, the Tranche A-1 LIBO Rate Loans) on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit through the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to 0.125% per annum of the daily stated amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued to but excluding the last Business Day of each March, June, September and December shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand (accompanied by reasonable back-up documentation therefor). All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrower agrees to pay to the Agents, for their own accounts, the agency and administration fees set forth in the Fee Letters, payable in the amounts and at the times specified therein or as so otherwise agreed upon by the Borrower and the Agents, or such agency fees as may otherwise be separately agreed upon by the Borrower and either or both of the Agents in writing.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan and each Protective Advance) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each LIBO Rate Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, or (ii) in the case of any other amount, 2% plus the rate applicable to Tranche A Loans that are ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) In the event that any financial statement or certificate delivered pursuant to Section 5.01 is inaccurate (regardless of whether this Agreement or the Tranche A Commitments or the Tranche A-1 Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate or higher fees for any period (an “Applicable Period”) than the Applicable Rate or fees applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Agent a corrected financial statement and a corrected certificate for such Applicable Period, (ii) the Applicable Rate or fee shall be determined based on the corrected financial statement or certificate for such Applicable Period, and (iii) the Borrower shall immediately pay to the Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.10(b). This Section 2.13(f) shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.13(c) and Section 7.01.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereof, and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.17).

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such

Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(e) and is revoked in accordance therewith), or (d) the assignment of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit). In the case of a LIBO Rate Loan, such loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or any Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If at any time a Loan Party is required by applicable law to make any deduction or withholding from any sum payable hereunder, such Loan Party shall promptly notify the relevant Lender, Administrative Agent or Issuing Bank upon becoming aware of the same. In addition, each Lender, the Administrative Agent or Issuing Bank shall promptly notify a Loan Party upon becoming aware of any circumstances as a result of which a Loan Party is or would be required to make any deduction or withholding from any sum payable hereunder.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify each Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by an Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith in its reasonable discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:30 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. At all times that full cash dominion is in effect pursuant to Section 2.21(d), solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.

(b) Subject in all respects to the provisions of the Intercreditor Agreement, all proceeds of Collateral received by the Agents after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Section 7.01, shall upon election by the Agents or at the direction of the Required Lenders be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agents or any Issuing Bank from the Borrower (other than in connection with Banking Services or Secured Hedging Obligations), second, ratably, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services or Secured Hedging Obligations and other than fees owing to the Tranche A-1 Lenders), third, to pay interest due and payable in respect of any Revolving Loans, Swingline Loans and any Protective Advances, ratably (other than interest owing to the Tranche A-1 Lenders), fourth, to pay the principal of the Protective Advances, fifth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements, ratably (other than principal owing to the Tranche A-1 Lenders), sixth, to pay an amount to the Administrative Agent equal to 101.5% of the LC Exposure on such date, to be held in the LC Collateral Account as cash collateral for such Obligations, seventh, ratably, to pay any fees then due to the Tranche A-1 Lenders from the Borrower (other than in connection with Banking Services or Secured Hedging Obligations), eighth, to pay interest due and payable in respect of any Revolving Loans owing to the Tranche A-1 Lenders, ratably, ninth, to prepay principal owing to the Tranche A-1 Lenders on the Loans and unreimbursed LC Disbursements, ratably, tenth, to pay any amounts owing with respect to Banking Services to the extent they constitute Secured Obligations and Secured Hedging Obligations, ratably, eleventh, to the payment of any other Secured Obligation due to the Agents or any Lender by the Borrower, twelfth, as provided for under the Intercreditor Agreement, and thirteenth, to the Borrower or as the Borrower shall direct.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements, Swingline Loans or Protective Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements, Swingline Loans or Protective Advances and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements, Swingline Loans and Protective Advances of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements, Swingline Loans and Protective Advances;

provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements, Swingline Loans or Protective Advances to any assignee or participant, other than to the Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(b), 2.05(b), 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such

Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank, which consent in each case shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

SECTION 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBO Rate Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue LIBO Rate Loans or to convert ABR Borrowings to LIBO Rate Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all LIBO Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.

SECTION 2.21. Cash Receipts. (a) Annexed hereto as Schedule 2.21(a) is a schedule of all DDAs (including any payroll, trust, VEBA and tax withholding accounts), that, to the knowledge of the Responsible Officers of the Loan Parties, are maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each depository, in each case as of the Closing Date, (i) the name and address of such depository and (ii) the account number(s) maintained with such depository.

(b) Annexed hereto as Schedule 2.21(b) is a list describing all arrangements to which any Loan Party is a party as of the date hereof with respect to the payment to such Loan Party of the proceeds of all credit card charges for sales by such Loan Party.

(c) Each Loan Party shall (i) deliver to the Agents notifications, in form reasonably satisfactory to the Agents, executed on behalf of such Loan Party to each depository institution with which any DDA is maintained (other than petty cash accounts) of the Collateral Agent’s interest in such DDA (each, a “DDA Notification”); (ii) instruct each such depository institution for a DDA to cause all amounts on deposit and available at the close of each Business Day in such DDA (net of such minimum balance, not to exceed $15,000, as may be required to be maintained in the subject DDA by the depository institution at which such DDA is maintained), to be swept to one of the Loan Parties’ concentration accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Agents; and (iii) within thirty (30) days after the Closing Date (or such longer period as the Agents may agree to in their sole discretion), enter into a blocked account agreement with respect to each of the Loan Parties’ concentration accounts (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Agents, with the Collateral Agent and any bank with which such Loan Party maintains a concentration account into which the DDAs are swept (collectively, the “Blocked Accounts”), which concentration accounts as of the Closing Date are listed on Schedule 2.21(c) annexed hereto. Each Loan Party agrees that (i) it will not cause proceeds of such DDAs to be otherwise redirected and (ii) at no time will the aggregate amount of cash in all petty cash accounts of the Loan Parties exceed $750,000.

(d) Each Blocked Account Agreement shall require, after the occurrence and during the continuance of an Event of Default or a Liquidity Event (and delivery of notice thereof from the Administrative Agent to the Borrower and the other parties to such instrument or agreement, which the Administrative Agent may, or upon the request of the Required Lenders shall, provide upon its becoming aware of such an Event of Default or Liquidity Event), the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the Obligations have been paid in full), of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account (net of such minimum balance, not to exceed $15,000, as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained), to an account maintained by the Collateral Agent (the “Collateral Agent Account”). Subject to the terms of the Security Agreement, all amounts received in the Collateral Agent Account shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.10(b); provided, that if the circumstances described in Section 2.18(b) are applicable, all such amounts shall be applied in accordance with such Section 2.18(b). Each Loan Party agrees that it will not cause any proceeds of any Blocked Account to be otherwise redirected.

(e) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject (in the case of opening any new DDAs or Blocked Accounts) to the contemporaneous (or such longer period as the Agents may agree) execution and delivery to the Agents of a DDA Notification or Blocked Account Agreement, as applicable, consistent with the provisions of this Section 2.21 and otherwise reasonably satisfactory to the Agents (it being understood and agreed that the Loan Parties will furnish to the Agents written notice of the opening of any new payroll, trust, VEBA and tax withholding accounts in a timely manner).

(f) The Collateral Agent Account shall at all times be under the sole dominion and control of the Collateral Agent. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Collateral Agent Account, (ii) the funds on deposit in the Collateral Agent Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in the Collateral Agent Account shall be applied as provided in this Agreement and the Intercreditor Agreement. In the event that, notwithstanding the provisions of this Section 2.21, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Collateral Agent Account pursuant to Section 2.21(d), such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the Collateral Agent Account or dealt with in such other fashion as such Loan Party may be instructed by the Agents.

(g) So long as no Event of Default or Liquidity Event has occurred and is continuing in respect of which the Administrative Agent has delivered notice thereof as contemplated by paragraph (d) of this Section 2.21, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(h) Any amounts held or received in the Collateral Agent Account (including all interest and other earnings with respect thereto, if any) at any time (x) when all of the Secured Obligations (other than contingent indemnification obligations for which no claim has been made) have been satisfied, (y) no Credit Extensions are outstanding (or, if Letters of Credit are the only Credit Extensions outstanding, such Letters of Credit have been fully cash collateralized in a manner that is reasonably satisfactory to the Administrative Agent) or (z) all Events of Default and Liquidity Events have been cured, shall (subject in the case of clause (x) to the provisions of the Intercreditor Agreement) be remitted to an account of the Borrower designated by the Borrower.

SECTION 2.22. Reserves; Change in Reserves. The Agents may at any time and from time to time in the exercise of their Permitted Discretion establish and increase or decrease Reserves; provided that the Agents shall have provided the Borrower at least three (3) Business Days’ prior written notice of any such establishment or increase; and provided further, that the Agents may only establish or increase a Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Agents as of the Closing Date. The amount of any Reserve established by the Agents shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve. Upon delivery of such notice, the Agents shall be available to discuss the proposed Reserve or increase, and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Agents in the exercise of their Permitted Discretion. In no event shall such notice and opportunity limit the right of the Agents to establish or change such Reserve, unless the Agents shall have determined in their Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrower. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Inventory” and vice versa, or reserves or criteria deducted in computing the cost or market value of Eligible Inventory or the Net Orderly Liquidation Value of Eligible Inventory and vice versa.

SECTION 2.23. Incremental Tranche A Commitments. (a) The Borrower may, by written notice to the Administrative Agent (signed by a Responsible Officer of the Borrower) from time to time, request Incremental Tranche A Commitments in an aggregate amount not to exceed $25,000,000 from one or more Incremental Tranche A Lenders (which may include any existing Lender) willing to provide such Incremental Tranche A Commitments in their own discretion; provided that each Incremental Tranche A Lender shall be subject to the approval of the Administrative Agent and the Issuing Bank (which approval shall not be unreasonably withheld) unless such Incremental Tranche A Lender is a Lender, an Affiliate of a Lender or an Approved Fund. Such notice shall set forth (i) the amount of the Incremental Tranche A Commitments being requested and (ii) the date on which such Incremental Tranche A Commitments are requested to become effective.

(b) The Borrowers and each Incremental Tranche A Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Tranche A Commitment of such Incremental Tranche A Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Tranche A Commitments, which shall be on the same terms as the Tranche A Commitments.

(c) Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Tranche A Commitments evidenced thereby as provided for in Section 9.02(f). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(d) Notwithstanding the foregoing, no Incremental Tranche A Commitment shall become effective under this Section 2.23 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower and (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.01 and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Tranche A Loans in respect of Incremental Tranche A Commitments are secured by the Collateral ratably with the existing Tranche A Loans.

(e) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Tranche A Loans in respect of Incremental Tranche A Commitments, when originally made, are included in each Borrowing of outstanding Tranche A Loans on a pro rata basis.

(f) In connection with any Incremental Tranche A Commitments hereunder, the Lenders and the Borrower agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrower shall, in coordination with the Administrative Agent, take such actions as are reasonably required by the Administrative Agent (including, if necessary, repaying outstanding Tranche A Loans of certain Tranche A Lenders, and obtaining Tranche A Loans from certain other Tranche A Lenders (including the Incremental Tranche A Lenders)) to the extent necessary so that all of the Tranche A Lenders effectively participate in each of the outstanding Tranche A Loans pro rata on the basis of their Tranche A Applicable Percentages (determined after giving effect to any increase in the aggregate total Commitments pursuant to this Section 2.23), and (ii) the Borrower shall pay to the Tranche A Lenders any costs of the type referred to in Section 2.16 in connection with any such repayment of Tranche A Loans required. Without limiting the obligations of the Borrower provided for in this Section 2.23, the Agent and the Tranche A Lenders agree that they will use their commercially reasonable efforts to attempt to minimize the costs of the type referred to in Section 2.16 which the Borrower would otherwise occur in connection with the implementation of Incremental Tranche A Commitments.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each applicable Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except for filings necessary to perfect Liens created pursuant to the Loan Documents and the Term Loan Security Documents and except for filings in connection with consummating the Acquisition and filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and the Term Loan Security Documents; except, in each case other than with respect to the creation of Liens, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and related consolidated statements of operations and cash flows and stockholders’ equity as of and for (i) the fiscal years ended December 31, 2004 and December 31, 2005, each reported on by Ernst & Young LLP, independent public accountants, (ii) each fiscal quarter subsequent to December 31, 2005 ended on or prior to September 30, 2006, certified by its chief financial officer, and (iii) each of October and November 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clauses (ii) and (iii) above.

(b) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma consolidated statements of operations and cash flows and stockholders’ equity as of September 30, 2006, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Information Memorandum (which assumptions are believed by the Borrower on the Closing Date to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly in all material respects on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

(c) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since December 31, 2005.

SECTION 3.05. Properties. (a) As of the date of this Agreement, the Perfection Certificate sets forth the address of each parcel of real property (or each set of parcels that collectively comprise one operating property) that is owned or leased by each Loan Party, together with a list of the lessors with respect to all such leased property. The Perfection Certificate also identifies the principal place of business and chief executive office of each Loan Party. The books and records of each Loan Party, and all of their respective chattel paper and records of Accounts, are maintained exclusively at such locations. There is no location at which any Loan Party has any material Collateral (except for Collateral in transit in the ordinary course of business) other than those locations identified on the Perfection Certificate or as otherwise identified by the Borrower to the Administrative Agent following the Closing Date.

(b) Each of the Borrower and each of the Subsidiaries has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including any Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than (i) Permitted Liens or (ii) Liens arising by operation of law (which Liens, in the case of this clause (ii) do not materially interfere with the ability of Holdings and its Subsidiaries, taken as a whole, to carry on their business as now conducted).

(c) As of the Closing Date, no Responsible Officer of Holdings, the Borrower or any Subsidiary has received any written notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d) To the Borrower’s knowledge, as of the Closing Date, none of the Borrower or any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

(e) Each of the Borrower and each of the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Each of the Borrower and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, necessary for the present conduct of its business, without any conflict with the rights of others, and free from any burdensome restrictions on the present conduct of its business, except where such failure to own, possess or hold pursuant to a license or such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) Other than the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Documents or the Transactions.

(b) Except for the Disclosed Matters or any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements; Licenses and Permits. (a) Each Loan Party is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each Loan Party and its Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its businesses as presently conducted and as proposed to be conducted, except where the failure to have so obtained or hold or to be in force, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any of its Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval, except where any such violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred in the five (5)-year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

SECTION 3.11. Disclosure. (a) All written information (other than the Projections, the pro forma financial statements and estimates and information of a general economic nature) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders and as of the Closing Date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections, pro forma financial statements and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions on or before the date hereof (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Other Information), and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.12. Material Agreements. No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument to which it is a party evidencing or governing Indebtedness, except, in any case, where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.13. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (i) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (ii) the present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) The Loan Parties do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Loan Parties and the timing and amounts of cash to be payable by the Loan Parties on or in respect of their Indebtedness.

SECTION 3.14. Insurance. Schedule 3.14 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Closing Date. As of the Closing Date, all such insurance is in full force and effect and all premiums in respect of such insurance have been duly paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate and is in accordance with normal industry practice for similar companies engaged in the same business as the Borrower and its Subsidiaries located in similar countries.

SECTION 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens created under the Loan Documents, the Term Loan Security Documents and non-consensual Permitted Liens).

SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral of the type in which a security interest can be created under Article 9 of the UCC in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Lenders; and upon the proper filing of UCC financing statements required pursuant to Section 4.01(p) and any Mortgages with respect to any Mortgaged Properties, such Liens constitute perfected and continuing Liens on the Collateral (to the extent a security interest in such Collateral and any proceeds of any item of Collateral can be perfected through the filing of UCC financing statements), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral and (c) subject to and as provided for under the terms of the Intercreditor Agreement, the Liens granted under the Term Loan Security Documents.

SECTION 3.17. Labor Disputes. As of the Closing Date, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.18. Federal Reserve Regulations. (a) On the Closing Date, none of the Collateral is Margin Stock.

(b) None of Holdings, the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.

SECTION 3.19. Transaction Documents. Holdings and the Borrower have delivered to the Administrative Agent a complete and correct copy of the Stock Purchase Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). Neither Holdings, the Borrower nor any other Loan Party or, to the knowledge of Holdings, the Borrower or each Loan Party, any other Person party thereto is in default in the performance or compliance with any material provision thereof. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all representations and warranties set forth in the Stock Purchase Agreement made by a Loan Party were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).

SECTION 3.20. Senior Debt. The Obligations constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the Senior Subordinated Note Documents.

SECTION 3.21. Sanctioned Persons. None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender at least three (3) Business Days prior to the Closing Date pursuant to Section 2.10.

(b) Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a favorable written opinion of (i) Kaye Scholer LLP, counsel for Holdings and the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and (ii) local or other counsel reasonably satisfactory to the Administrative Agent as specified on Schedule 4.01(b), in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Agents and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(c) Financial Statements and Projections. The Administrative Agent shall have received the financial statements and opinion referred to in Section 3.04(a) and (b).

(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate as of a recent date for each Loan Party from its jurisdiction of organization.

(e) No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer or vice president of finance of the Borrower, dated the Closing Date, (i) stating that no Default has occurred and is continuing (other than any Default arising pursuant to Section 7.01(b) with respect to any of the representations enumerated in clause (ii) below) and (ii) stating that the representations and warranties contained in Article III (except the representations contained in Sections 3.04, 3.05, 3.06, 3.07, 3.09, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.17, 3.19 and 3.21) are true and correct in all material respects as of such date.

(f) Fees. The Agents shall have received all fees required to be paid by the Borrower, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(g) Lien and Judgment Searches. The Administrative Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions contemplated by the Perfection Certificate, and such search shall reveal no material judgments and no liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(h) Pay-Off Letter. The Administrative Agent shall have received a pay-off letter reasonably satisfactory to it in respect of the repayment of all amounts outstanding under or in respect of the Existing Credit Agreement, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral arising under the Existing Credit Agreement, if any, have been or will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit or a letter of credit issued under the Senior Secured Term Loan Facility.

(i) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(j) Collateral Access and Blocked Account Agreements. The Loan Parties (i) shall have used commercially reasonable efforts to obtain and deliver to the Collateral Agent each Collateral Access Agreement required to be provided pursuant to Section 4.11 of the Security Agreement and the Blocked Account Agreements required to be delivered pursuant to Section 2.21 and (ii) shall have delivered to the Agents each DDA Notification required to be provided pursuant to Section 2.21.

(k) Solvency. The Administrative Agent shall have received a customary certificate from the chief financial officer or vice president of finance of the Borrower certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent (within the meaning of Section 3.13).

(l) Borrowing Base Certificate. The Administrative Agent shall have received prior to the Closing Date a Borrowing Base Certificate which calculates the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base for the month most recently ended prior to the Closing Date.

(m) Closing Excess Availability. After giving effect to all Borrowings to be made on the Closing Date and the issuance of any Letters of Credit on the Closing Date, Excess Availability shall be not less than $45,000,000. The Borrower shall have delivered projections to the Administrative Agent, prepared in good faith and based upon reasonable assumptions, showing that Excess Availability during the twelve-month period following the Closing Date will not at any time be less than $25,000.000.

(n) Equity Contribution. The Equity Contribution shall have been made in full.

(o) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent (or its bailee) shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) pledged to the Collateral Agent (or its bailee) pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(p) Perfection Certificate; Filings, Registrations and Recordings. The Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby. Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Agents to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation. The Collateral Agent, on behalf of the Lenders, shall have a security interest in the Collateral of the type and priority described in the Collateral Documents (subject to Permitted Liens and, subject to the terms of the Intercreditor Agreement, the Liens granted under the Term Loan Security Documents).

(q) Closing Date Material Adverse Effect. Since June 30, 2006, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes a Closing Date Material Adverse Effect. For purposes of this clause (q), “Closing Date Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Borrower and its Subsidiaries, taken as a whole, provided, however, that a “Closing Date Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (i) effects or conditions that generally affect the industries in which the Borrower and its Subsidiaries operate (including legal and regulatory changes), (ii) general economic conditions, (iii) effects or conditions resulting from changes affecting capital market conditions in the United States, (iv) effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States, (v) effects or conditions arising from changes in laws or accounting principles, (vi) effects or conditions resulting from compliance with the terms and conditions of the Stock Purchase Agreement by the sellers party thereto, the Borrower or the Borrower’s Subsidiaries (other than compliance with Article 2 thereof or compliance with the Borrower’s and its Subsidiaries’ obligations under Section 7.1 thereof to conduct their business and operations in the ordinary course) or consented to in writing by Holdings (prior to the Closing Date) or (vii) any breach of the Stock Purchase Agreement by Holdings, except, in the case of clauses (i) through (v), to the extent such matters have an effect on the Borrower and its Subsidiaries that is disproportionate to the effect on other similarly situated participants in their industry.

(r) Other Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall not have any outstanding Indebtedness or preferred stock other than (a) the Obligations, (b) Indebtedness under the Senior Secured Term Loan Facility, (c) the Senior Subordinated Notes and (d) Indebtedness permitted under Section 6.01.

(s) Insurance. The Administrative Agent shall have received evidence of insurance coverage in compliance with the terms of Section 5.09 and Section 4.10 of the Security Agreement.

(t) Stock Purchase Agreement. The Acquisition shall be consummated substantially simultaneously with the Initial Revolving Borrowing on the Closing Date, in accordance with the Stock Purchase Agreement and none of the provisions of which shall have been waived, amended, supplemented or otherwise modified prior to the Closing Date in a manner adverse to the Lenders in any material respect without the prior written consent of the Administrative Agent. Such of the representations and warranties made by the Borrower in the Stock Purchase Agreement as are material to the interests of the Lenders shall be true and correct, but only to the extent that Holdings would have the right to terminate its obligations under the Stock Purchase Agreement as a result of a breach of such representation and warranty (determined without regard to whether notice is required to be delivered by Holdings).

(u) Other Financing. The Borrower shall have received gross cash proceeds of not less than (i) $225,000,000 from the issuance of the Senior Subordinated Notes and (ii) $185,000,000 from the borrowings under the Senior Secured Term Loan Facility. The terms and conditions of the Senior Subordinated Notes and the Senior Secured Term Loan Facility shall be reasonably satisfactory to the Administrative Agent.

(v) Field Examination, Appraisal. The Agents shall have received (i) the results of a completed field examination with respect to the Collateral to be included in calculating the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base and of the relevant accounting systems, policies and procedures of Holdings and its Subsidiaries and (ii) an appraisal of the Net Orderly Liquidation Value of Inventory in form and substance reasonably satisfactory to the Agents. The Agents shall be reasonably satisfied with the Borrower’s cash management system.

(w) Intercreditor Agreement. The Intercreditor Agreement shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

(x) USA PATRIOT Act. The Administrative Agent shall have received all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.06(b) or, in the case of a Swingline Borrowing, the Swingline Lender and the Administrative Agent shall have received a request as required by Section 2.05(a).

(b) The representations and warranties (except, in the case of the Initial Revolving Borrowing on the Closing Date and initial issuance of Letters of Credit on the Closing Date, the representations contained in Sections 3.04, 3.05, 3.06, 3.07, 3.09, 3.10, 3.11,

3.12, 3.13, 3.14, 3.15, 3.17, 3.19 and 3.21) of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default (other than on the Closing Date at the time of any Initial Revolving Borrowing or initial issuance of a Letter of Credit, any Event of Default or Default arising pursuant to Section 7.01(b) with respect to any of the representations enumerated in Section 4.01(e)) shall have occurred and be continuing.

(d) After giving effect to any Borrowing or the issuance of any Letter of Credit, Excess Availability shall be not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b), (c) and (d) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash and all Letters of Credit have expired or terminated (or have been collateralized in a manner reasonably satisfactory to the Administrative Agent and the Issuing Banks) and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrower will furnish to the Administrative Agent (which will promptly furnish such information to the Collateral Agent and the Lenders):

(a) within one-hundred-five (105) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related consolidated statements of operations and cash flows and stockholders’ equity as of the end of and for such year, setting forth in each case, commencing with the financial statements for the fiscal year ending December 31, 2008, in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related consolidated statements of operations and cash flows and stockholders’ equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case, commencing with the financial statements for the fiscal year ending December 31, 2008, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within forty-five (45) days after the end of each of the first two fiscal months of each fiscal quarter of the Borrower, its consolidated balance sheet and related consolidated statements of operations and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D, (i) certifying that no Event of Default or Default has occurred during the period to which such financial statements relate or, if an Event of Default or Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth, in the case of the financial statements delivered under clause (a) or (b), reasonably detailed calculations of the Fixed Charge Coverage Ratio (whether or not a Liquidity Event then exists) as of the end of the period to which such financial statements relate;

(e) concurrently with any delivery of financial statements under clause (a) above with respect to a period during which a Liquidity Event existed, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default under Section 6.13 (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) within ninety (90) days after the beginning of each fiscal year, a reasonably detailed consolidated budget of the Borrower and its Subsidiaries by quarter for such fiscal year (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income, by quarter), including a summary of the underlying material assumptions with respect thereto (collectively, the “Budget”), and, as soon as available, significant revisions, if any, of such Budget, which Budget or revisions thereto shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, to the best of his knowledge, the Budget is a reasonable estimate for the period covered thereby;

(g) as soon as available but in any event on or prior to the 10th Business Day of each fiscal month (or more frequently as the Borrower may elect), a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of the Borrower, a subsequent date), together with such supporting information in connection therewith as the Agents may reasonably request, which may include, without limitation, (i) Inventory reports by category and location, together with a reconciliation to the corresponding Borrowing Base Certificate, (ii) a reasonably detailed calculation of Eligible Inventory, (iii) a reconciliation of the Loan Parties’ Inventory between the amounts shown in the Borrower’s stock ledger and any Inventory reports delivered pursuant to clause (i) above, (iv) a reasonably detailed calculation of Eligible Trade Receivables, and (v) a reasonably detailed aging of the Loan Parties’ Accounts and a reconciliation to the corresponding Borrowing Base Certificate; provided that upon the occurrence and during the continuance of an Event of Default or if Excess Availability is at any time less than $15,000,000, the Borrower shall deliver a Borrowing Base Certificate and such supporting information as is reasonably practicable to provide on a weekly basis on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday and provided further, that any Borrowing Base Certificate delivered other than with respect to month’s end may be based on such estimates by the Borrower of Shrink and other amounts as the Borrower may deem necessary;

(h) as soon as practicable upon the reasonable request of the Administrative Agent (but no more frequently than once per calendar year), deliver an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (i) or Section 5.10;

(i) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by Holdings, Holdings’ immediate parent or any of its Subsidiaries with the SEC, or with any national securities exchange, or, after an initial public offering of shares of Capital Stock of Holdings, Holdings’ immediate parent or the Borrower, distributed by the applicable entity to its shareholders generally;

(j) promptly, a copy of any final “management letter” received from the Borrower’s independent public accountants to the extent such public accountants have consented to the delivery of such management letter to the Agents upon the request of the Borrower;

(k) promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(l) promptly following any request therefor, on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Plan or Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, Borrower or its ERISA Affiliates shall promptly make a request for such documents or notices from the such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(m) as promptly as reasonably practicable from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request (on behalf of itself or any Lender).

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of Ernst & Young LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01; (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) the date on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (which will promptly furnish to the Collateral Agent and the Lenders) written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains knowledge thereof:

(a) the occurrence of any Event of Default or Default;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

(c) any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;

(d) any and all default notices received by a Responsible Officer under or with respect to any leased location or warehouse where any material Collateral is located;

(e) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to have a Material Adverse Effect; and

(f) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary or desirable in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) other than with respect to Holdings’ or the Borrower’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect, or (ii) pursuant to a transaction permitted by Section 6.03.

SECTION 5.04. Payment of Taxes. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all federal income Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Books and Records; Inspection Rights; Appraisals; Field Examinations. (a) Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account permitting financial statements in accordance with GAAP to be derived therefrom in which entries full, true and correct in all material respects are made of dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Agents (including employees of an Agent or any consultants, accountants, lawyers and appraisers retained by the Agents), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (provided that (i) in no event shall there be more than one such visit for the Agents as a group per calendar year except during the continuance of an Event of Default and (ii) the Borrower shall have the right to be present during any discussions with accountants).

(b) At reasonable times during normal business hours and upon reasonable prior notice that the Agents request, independently of or in connection with the visits and inspections provided for in clause (a) above, the Borrower and the Subsidiaries will grant access to the Agents (including employees of an Agent or any consultants, accountants, lawyers and appraisers retained by the Agents) to such Person’s books, records, accounts and Inventory so that the Agents or an appraiser retained by the Agents may conduct an inventory appraisal. In addition to, and not in limitation of, the foregoing, from time to time the Agents may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations as the Agents may deem necessary or appropriate; provided, that, absent the existence and continuance of an Event of Default or a Liquidity Event as to which the Administrative Agent has provided notice to the Borrower, (i) the Agents may conduct no more than one inventory appraisal in any calendar year, and (ii) the Agents may conduct no more than two such field examinations in any calendar year; provided further, that if Excess Availability is or has been greater than $40,000,000 for a period of three consecutive months prior to the second field examination, only one field examination shall be performed in a calendar year. All such appraisals, field examinations and other verifications and evaluations shall be at the sole expense of the Loan Parties and the Agents shall provide the Borrower with a reasonably detailed accounting of all such expenses.

(c) The Loan Parties acknowledge that the Agents, after exercising their rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Agents and the Lenders, subject to the provisions of Section 9.12 hereof.

SECTION 5.07. Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for the purposes specified in the introductory statement to this Agreement. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X.

SECTION 5.09. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (or through self-insurance arrangements that are reasonable and customary for similarly situated companies engaged in the same or similar businesses operating in the same or similar countries) (a) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents (and shall cause the Collateral Agent to be listed as a loss payee (together with any other loss payee in accordance with the Intercreditor Agreement) on property and casualty policies covering loss or damage to Collateral and as an additional insured on liability policies). The Borrower will furnish to the Agents, upon request, information in reasonable detail as to the insurance so maintained.

SECTION 5.10. Additional Collateral; Further Assurances. (a) Subject to applicable law, the Borrower and each Subsidiary that is a Loan Party shall cause each of its Domestic Subsidiaries formed or acquired after the date of this Agreement to become a Loan Party as promptly thereafter as reasonably practicable by executing a Joinder Agreement in substantially the form set forth as Exhibit E hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Collateral Agent, for the benefit of the Collateral Agent and the Lenders in any property (subject to the limitations with respect to Equity Interests set forth in paragraph (b) of this Section 5.10, the limitations with respect to real property set forth in paragraph (e) of this Section 5.10 and any other limitations set forth in the Security Agreement) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents and in such priority as may be required pursuant to the terms of the Intercreditor Agreement.

(b) The Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries, other than any Domestic Subsidiary taxed as a partnership for Federal income tax purposes that holds Equity Interests of a Foreign Subsidiary whose Equity Interests are pledged pursuant to clause (ii) below, and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Borrower or any Subsidiary that is a Loan Party to be subject at all times to a first priority (subject to Permitted Liens and the Intercreditor Agreement), perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Agents shall reasonably request.

(c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Agents such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01), as applicable, which the Agents may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (to the extent required therein), all at the expense of the Loan Parties.

(d) Subject to the limitations set forth or referred to in this Section 5.10, if any owned assets having a fair market value in excess of $2,000,000 (including any owned real property or improvements thereto or any interest therein) are acquired by the Borrower or any other Loan Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Collateral Agent upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties that are Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e) Notwithstanding anything to the contrary in this Section 5.10, real property required to be mortgaged under this Section 5.10 shall be limited to real property that is owned in fee by a Loan Party having a fair market value at the time of the acquisition thereof of $2,000,0000 or more (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Administrative Agent’s reasonable judgment after consultation with the Borrower).

SECTION 5.11. Interest Rate Protection. No later than the 180th day after the Closing Date (or such later date as may be agreed to in writing by the Administrative Agent on or prior to such 180th day), the Borrower shall enter into, and for a minimum of three years thereafter maintain, Hedging Agreements reasonably acceptable to the Administrative Agent that result in at least 50% of the Borrower’s total Funded Debt being effectively subject to a fixed or maximum interest rate reasonably acceptable to the Administrative Agent.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash and all Letters of Credit have expired or terminated (or have been collateralized in a manner that is reasonably satisfactory to the Administrative Agent and the Issuing Banks) and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c) Indebtedness of the Borrower to Holdings or any Subsidiary, Indebtedness of any Subsidiary to the Borrower, Holdings or any other Subsidiary and Indebtedness of Holdings to the Borrower or any Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall only be permitted to the extent permitted under Section 6.04 and (ii) Indebtedness of the Borrower or Holdings to any Subsidiary that is not a Loan Party and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees (i) by Holdings and the Subsidiaries that are Loan Parties of the Indebtedness of the Borrower described in clause (k) hereof, so long as the Guarantee of the Senior Subordinated Notes is subordinated substantially on terms as set forth in the Senior Subordinated Note Documents, (ii) by Holdings, the Borrower or any Subsidiary that is a Loan Party of any Indebtedness of the Borrower or any Subsidiary that is a Loan Party permitted to be incurred under this Agreement, (iii) by Holdings, the Borrower or any Subsidiary that is a Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted by Section 6.04(u); provided that Guarantees by Holdings, the Borrower or any Subsidiary that is a Loan Party under this clause (d) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms at least as favorable to the Lenders as the Guarantee of the Senior Subordinated Notes is under the Senior Subordinated Note Documents, and (iv) by Holdings, the Borrower or any Subsidiary that is a Loan Party of any real property lease obligations of the Borrower or any Subsidiary that is a Loan Party;

(e) Indebtedness of any Loan Party incurred to finance the acquisition, construction, repair or improvement of any fixed or capital assets, including any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions and renewals of any such Indebtedness in accordance with clause (g) hereof; provided that (i) such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction, repair or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to clause (f) hereof, shall not exceed $25,000,000 at any time outstanding; provided, further that if requested by the Administrative Agent, the Loan Parties will use commercially reasonable efforts to cause the holder of such Indebtedness in respect of any Real Estate owned or acquired by any Loan Party to enter into a Collateral Access Agreement providing for access and use of the applicable personal property located on such premises following the occurrence and during the continuance of an Event of Default on terms reasonably satisfactory to the Administrative Agent;

(f) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to clause (e) hereof, not in excess of $25,000,000 at any time outstanding;

(g) Indebtedness which represents an extension, refinancing, refunding, replacement or renewal of any of the Indebtedness described in clauses (b), (d), (g), (j), or (k) hereof; provided that, (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, refunded, replaced or renewed, except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus fees and expenses reasonably incurred in connection therewith, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing, refunding, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, refunded, replaced or renewed, (v) if the Indebtedness that is extended, refinanced, refunded, replaced or renewed was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the extension, refinancing, refunding, replacement or renewal Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the extended, refinanced, refunded, replaced or renewed Indebtedness and (vi) with respect to any such extension, refinancing, refunding, replacement or renewal of the Senior Secured Term Loan Facility, such refinancing Indebtedness, if secured, is secured only by assets of the Loan Parties that constitute Collateral for the Obligations pursuant to a security agreement subject to the Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties, taken as a whole, than the Intercreditor Agreement;

(h) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(i) Indebtedness of the Loan Parties in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, or obligations in respect of letters of credit, bank acceptances or guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(j) Indebtedness of any Person that becomes a Loan Party after the date hereof and Indebtedness acquired or assumed in connection with Permitted Acquisitions; provided that such Indebtedness exists at the time such Person becomes a Loan Party or at the time of such Permitted Acquisition and is not created in contemplation of or in connection therewith;

(k) Indebtedness of the Borrower pursuant to (i) the Senior Subordinated Notes (and the exchange notes issued in exchange thereof) and agreements relating thereto in an original aggregate principal amount that is not in excess of $225,000,000 plus the amount of any interest that is paid-in-kind at any one time outstanding and (ii) the Senior Secured Term Loan Facility in an aggregate principal amount that is not in excess of $185,000,000;

(l) other unsecured Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount not exceeding $15,000,000 at any time outstanding;

(m) Hedging Obligations of the Loan Parties pursuant to Hedge Agreements permitted by Section 6.07;

(n) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, heirs, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) or of the Borrower (following a Qualified Public Offering of the Borrower) permitted by Section 6.08;

(o) Indebtedness of the Loan Parties constituting indemnification obligations or obligations in respect of purchase price, earn-outs or other similar adjustments in connection with acquisitions, sales and dispositions permitted under this Agreement;

(p) Indebtedness consisting of obligations of the Loan Parties under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other investment permitted hereunder;

(q) cash management obligations of the Loan Parties and other Indebtedness of the Loan Parties in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts, in the ordinary course of business;

(r) Indebtedness of the Loan Parties consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(s) Indebtedness incurred by a Loan Party in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business;

(t) Indebtedness supported by a Letter of Credit or a letter of credit issued pursuant to the Senior Secured Term Facility Agreement, in a principal amount not to exceed the face amount of such letter of credit; provided that with respect to Letters of Credit that support Indebtedness incurred by Foreign Subsidiaries, such Indebtedness shall only be permitted to the extent permitted under Section 6.04;

(u) Subordinated Indebtedness of a Loan Party (i) constituting deferred purchase price of, or incurred to finance, Permitted Acquisitions in an aggregate principal amount not exceeding $75,000,000 at any time outstanding, or (ii) incurred to refinance or repay Indebtedness outstanding under the Senior Secured Term Loan Facility, including any incremental facilities provided for thereunder (or if no such Indebtedness is outstanding, any other long-term Indebtedness of the Borrower or any Subsidiary);

(v) Other Indebtedness of a Loan Party created or incurred if the Fixed Charge Coverage Ratio as of the end of the most recently ended four-fiscal-quarter period immediately preceding the date on which such Indebtedness is created or incurred would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided that if the Indebtedness created or incurred is to be used to finance the acquisition of any Person or assets, such Indebtedness shall be permitted regardless of whether the Fixed Charge Coverage Ratio set forth above is met if the Fixed Charge Coverage Ratio after giving effect to such acquisition or merger is greater than the Fixed Charge Coverage Ratio immediately prior to such acquisition or merger; provided, further, that any Indebtedness created or incurred in compliance with this clause (v) shall be permitted to exist regardless of whether the Fixed Charge Coverage Ratio is subsequently less than the ratio set forth above;

(w) Indebtedness incurred by Holdings and owed to the Permitted Holders in an aggregate outstanding principal amount not to exceed $75,000,000 at any time; provided that (A) interest on such Indebtedness is not payable in cash prior to the Maturity Date, (B) such Indebtedness does not mature and does not require any scheduled or mandatory prepayments prior to the date that is 180 days following the Maturity Date, (C) such Indebtedness is not secured and (D) such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to Administrative Agent; and

(x) Indebtedness incurred by a Foreign Subsidiary; provided, that no portion of such Indebtedness shall be guaranteed by, be recourse to, or otherwise obligate a Loan Party, or subject, directly or indirectly, contingently or otherwise any property or asset of a Loan Party to a Lien.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens created pursuant to any Loan Document and Liens securing Hedging Obligations, so long as the related Indebtedness is, and is permitted to be pursuant to Section 6.02, secured by a Lien on the same property securing such Hedging Obligations;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or Subsidiary other than after-acquired property affixed or incorporated thereto and proceeds or products thereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g));

(c) Liens securing Indebtedness permitted under Section 6.01(e) or (f); provided that (i) such Liens attach concurrently with or within one hundred eighty (180) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and any accessions thereto and the proceeds and the products thereof, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing or improving such fixed or capital assets and (iv) with respect to Capital Lease Obligations and Synthetic Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to the applicable capitalized lease or Synthetic Lease; provided that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender;

(d) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(e) Liens (i) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 6.04 to be applied against the purchase price for such investment, and (ii) consisting of an agreement to transfer any property in a disposition permitted under Section 6.05;

(f) Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure obligations of the applicable Subsidiary not prohibited under this Agreement;

(g) Liens in favor of Holdings, the Borrower or a Subsidiary securing Indebtedness permitted under Section 6.01, including Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Subsidiaries in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(i) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(j) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any Subsidiary in the ordinary course of business;

(k) Liens solely on any cash earnest money deposits made by Holdings, the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(l) Liens in respect of the licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of intellectual property in the ordinary course of business;

(m) other Liens (other than Liens on Accounts or Inventory) securing obligations incurred in the ordinary course of business which obligations do not exceed $10,000,000 at any time outstanding;

(n) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party (other than proceeds or products thereof) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g));

(o) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(p) Liens arising out of Sale and Lease-Back transactions permitted by Section 6.06;

(q) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01;

(r) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

(s) Liens granted under the Term Loan Security Documents and any extensions, refinancings and replacements thereof; provided that (i) such Liens secure only the obligations referred to in the Term Loan Security Documents or such separate security agreements (and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g)), (ii) such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under a Collateral Document to secure the Secured Obligations and (iii) all such Liens shall be subject to the terms of, and have the priorities with respect to the Collateral as set forth in, the Intercreditor Agreement;

(t) Liens deemed to exist in connection with investments in repurchase agreements under Section 6.04; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreements;

(u) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(v) any encumbrance or restriction with respect to the Equity Interests of any joint venture or similar arrangement created pursuant to the joint venture or similar agreements with respect to such joint venture or similar arrangement;

(w) Liens securing Indebtedness incurred under Section 6.01(r) in connection with the financing of insurance premiums;

(x) Liens securing Indebtedness incurred under Section 6.01(x); provided, that any such Lien shall not extend to, or encumber, assets that constitute Collateral or the assets and property of any Loan Party;

(y) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(z) statutory Liens of landlords, carriers, suppliers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(aa) leases, subleases, space leases, licenses or sublicenses, in each case in the ordinary course of business and which do not interfere in any material respect with the business of Holdings, the Borrower and its Subsidiaries, taken as a whole;

(bb) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or similar laws or regulations; and pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Subsidiary;

(cc) deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(dd) Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j); and

(ee) easements, zoning restrictions, rights-of-way, restrictions, encroachments and similar encumbrances and minor title defects on real property imposed by law or arising in the ordinary course of business, and any other liens scheduled as exceptions on any of the Title Insurance Policies, which do not in the aggregate materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole, and any other Liens “insured over” by the Title Insurance Company.

SECTION 6.03. Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge with or into or consolidate with the Borrower in a transaction in which the surviving entity is the Borrower or another Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person (if not the Borrower) expressly assumes, in writing, all the obligations of the Borrower under the Loan Documents, in which event such Person will succeed to, and be substituted for, the Borrower under the Loan Documents, (ii) any Person may merge with or into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger or consolidation is a Subsidiary that is a Loan Party, is or becomes a Subsidiary that is a Loan Party concurrently with such merger or consolidation, (iii) any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (iv) any Subsidiary may merge with or into or consolidate with any Person to effect an investment permitted under Section 6.04 and (v) any merger, dissolution or liquidation may be effected for the purposes of effecting a transaction permitted by Section 6.05.

(b) No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement or businesses reasonably related, complementary or ancillary thereto.

(c) Holdings will not conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations in the Loan Documents, the Senior Secured Term Facility Agreement, the Senior Subordinated Note Document (and refinancings thereof) or the Stock Purchase Agreement and the other agreements contemplated thereby, (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article VI and (v) guarantees of obligations of the Borrower and its Subsidiaries not prohibited from being incurred under this Agreement.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the property and assets or business of another Person or assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Cash Equivalents;

(b) investments in existence or contemplated on the date of this Agreement and described in Schedule 6.04; and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original investment is not increased except as otherwise permitted by this Section 6.04), and any investments, loans and advances existing on the date hereof by Holdings, the Borrower or any Subsidiary in or to the Borrower or any other Subsidiary;

(c) loans or advances to officers, directors and employees of Holdings, the Borrower and any Subsidiary (i) in an aggregate amount not to exceed $1,500,000 at any time outstanding, for reasonable and customary business related travel, entertainment, relocation and analogous ordinary business purposes or (ii) in connection with such Persons’ purchase of Equity Interests of Holdings or any direct or indirect parent thereof so long as any proceeds of such purchase are contemporaneously contributed to the Borrower;

(d) investments by Holdings in the Borrower and by the Borrower and the Subsidiaries that are Loan Parties in Equity Interests in their respective Subsidiaries that are Loan Parties;

(e) loans or advances made by the Borrower to any Subsidiary that is a Loan Party and made by any Subsidiary that is a Loan Party to the Borrower or any other Subsidiary that is a Loan Party;

(f) Guarantees constituting Indebtedness permitted by Section 6.01 by Loan Parties of any Indebtedness of other Loan Parties;

(g) investments in the form of Hedge Agreements permitted by Section 6.07;

(h) investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(i) investments received in connection with the sales, transfers and dispositions of assets permitted by Section 6.05;

(j) investments constituting deposits described in clauses (bb) and (cc) of Section 6.02;

(k) accounts receivable or notes receivable arising and trade credit granted in the ordinary course of business and other credits to suppliers or vendors in the ordinary course of business;

(l) investments constituting Permitted Acquisitions;

(m) investments constituting Liens, Indebtedness, fundamental changes, sales or dispositions, Restricted Payments and Capital Expenditures permitted under Sections 6.01, 6.02, 6.03, 6.05, 6.06, 6.08 and 6.12, respectively;

(n) the Transactions;

(o) investments in the ordinary course of business consisting of endorsements for collection or deposit, prepaid expenses, utility and workers’ compensation performance and similar deposits and Article 4 customary trade arrangements with customers consistent with past practices;

(p) investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(q) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Section 6.08(a)(v);

(r) advances of payroll payments to employees in the ordinary course of business;

(s) investments to the extent that payment for such investments is made solely with Qualified Equity Interests of Holdings (or the Borrower after a Qualified Public Offering of the Borrower);

(t) guarantees by Holdings, the Borrower or any Subsidiary of leases (other than capitalized leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) other investments, loans and advances by the Borrower and the Subsidiaries provided that (i) at the time such an investment, loan or advance is made, the Payment Conditions are satisfied or (ii) to the extent the aggregate fair market value, taken together with all other investments, loans and advances made pursuant to this clause (u)(ii) that are at that time outstanding (after giving effect to any return on such investments), does not to exceed $10,000,000 (with the fair market value of each such investment, loan or advance being measured at the time made and without giving effect to subsequent changes in value); and

(v) investments made with the proceeds of a substantially contemporaneous issuance or sale of Equity Interests of Holdings, or a substantially contemporaneous contribution of cash to Holdings, in each case, to the extent the net cash proceeds thereof, or such cash shall be, as applicable, contributed to Borrower and used by Borrower or any of its Subsidiaries for such Investment.

For purposes of covenant compliance, the amount of any investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value thereof.

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) Inventory and other assets in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, or of property (including abandonment of intellectual property) no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;

(b) sales, transfers, leases and dispositions to the Borrower or any Subsidiary; provided that any such sales, transfers, leases or dispositions to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of (i) investments permitted by clauses (a), (h), (i), (j) and (p) of Section 6.04 and (ii) other investments to the extent required by or made pursuant to customary buy/sell arrangements made in the ordinary course of business between the parties to agreements related thereto;

(e) Sale and Lease-Back Transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(g) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary owned by a Loan Party are sold) that are not permitted by any other paragraph of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g), shall not exceed $20,000,000 during any fiscal year of the Borrower or $75,000,000 in the aggregate after the Closing Date;

(h) sales, transfer and dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(i) sales, transfers and dispositions permitted by Sections 6.03 and 6.08 and Permitted Liens;

(j) leases, subleases, space leases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the Borrower and its Subsidiaries, taken as a whole;

(k) the sale or other disposition of Cash Equivalents in the ordinary course of business, and

(l) the abandonment or cancelation of intellectual property that is no longer used or usable in any material respect in the business of the Borrower and its Subsidiaries.

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (a)(ii), (b), (c), (f), (h) (with respect to the cash consideration requirement only), (i), (j) and (l) above) shall be made for fair value and for at least 75% consideration consisting of Cash Equivalents. To the extent any Collateral is sold, transferred or otherwise disposed of as permitted by this Section 6.05 to any Person other than to any Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Agents shall be authorized to take any actions deemed appropriate in order to effect or evidence the foregoing.

SECTION 6.06. Sale and Lease-Back Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted so long as (a) such Sale and Lease-Back Transaction (i) is made for cash consideration in an amount not less than the fair value of the applicable property, (ii) is pursuant to a lease on market terms, (iii) is consummated within one hundred and eighty (180) days after such Loan Party acquires or completes the construction of the applicable property and (iv) the net proceeds received from such Sale and Lease-Back Transaction, when combined with the net proceeds of all other Sale and Lease-Back Transactions permitted under this Section 6.06, does not exceed $15,000,000 in the aggregate, and (b) the Borrower shall have received from the purchaser or transferee a Collateral Access Agreement on terms and conditions reasonably satisfactory to the Agents.

SECTION 6.07. Hedge Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which such Loan Party or any Subsidiary has actual exposure (other than those in respect of Equity Interests of such Loan Party or any of its Subsidiaries), and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Loan Party or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) each of Holdings and the Borrower may declare and pay dividends or make other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Equity Interests not permitted by Section 6.01);

(ii) Subsidiaries may declare and pay dividends or make other distributions ratably with respect to their Equity Interests (taking into account the relative preferences, if any, on the various classes of Equity Interests of such Subsidiary);

(iii) the Borrower and its Subsidiaries may make Restricted Payments to Holdings (and Holdings may make Restricted Payments to any direct or indirect parent thereof) the proceeds of which are used to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any of its direct or indirect parents held by any future, present or former employee, officer, director, manager or consultant (or their respect permitted transferees, assigns, estates, heirs, spouses or former spouses) of the Borrower, any of its subsidiaries or any of its direct or indirect parents (or permitted transferees, assigns, estates or heirs of any of the foregoing); provided, that the aggregate Restricted Payments made under this clause (iii) do not exceed in any calendar year $5,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $7,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed, without duplication, (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of the Borrower’s direct or indirect parents, in each case to members of management, officers, directors, managers, employees or consultants of the Borrower, any of its subsidiaries or any of its direct or indirect parents that occurs after the Closing Date in connection with employee compensation and incentive arrangements, plus (B) the cash proceeds of key man life insurance policies received by the Borrower and the Subsidiaries after the Closing Date; and provided, further, that cancellation of Indebtedness (or the repurchase of Equity Interests with the proceeds of the repayment of any such Indebtedness) owing to the Borrower from members of management, directors, managers or consultants of the Borrower, any of its direct or indirect parents or any Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parents shall not be deemed to constitute a Restricted Payment for purposes of this Section 6.08 or any other provision of this Agreement

(iv) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(v) the Borrower and its Subsidiaries may make Restricted Payments to Holdings (and Holdings may in turn make any such Restricted Payments to any of its direct or indirect parents) (A) in an amount (together with loans or advances made pursuant to Section 6.04(q)) not to exceed $1,000,000 in any fiscal year, to the extent necessary to pay (or allow any direct or indirect parent of Holdings to pay) its general corporate and overhead expenses incurred by Holdings (or any direct or indirect parent thereof) in the ordinary course of business, plus the amount of any reasonable and customary indemnification claims made by any director, officer or employees of Holdings (or any direct or indirect parent thereof), (B) to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence and (C) in an amount necessary to pay the Tax liabilities of Holdings (or any such direct or indirect parent) attributable to (or arising as a result of) the operations of the Borrower and its Subsidiaries; provided, however, that in the case of clause (C), the amount of such dividends shall not exceed the amount that the Borrower and its Subsidiaries would be required to pay in respect of Federal, state and local taxes and any other taxes were the Borrower and the Subsidiaries to pay such taxes as stand alone taxpayers;

(vi) to the extent constituting Restricted Payments, Holdings, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.03 or 6.09;

(vii) the Borrower and its Subsidiaries may make Restricted Payments to Holdings to finance any investment permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such investment and (B) Holdings shall, immediately following the closing thereof, cause (i) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Subsidiaries or (ii) the merger (to the extent permitted in Section 6.03) of the Person formed or acquired into the Borrower or its Subsidiaries in order to consummate such Permitted Acquisition; and

(viii) in addition to the foregoing Restricted Payments, Holdings and the Borrower may make additional Restricted Payments (A) provided that, at the time such Restricted Payment is made, the Payment Conditions are satisfied or (B) with the proceeds of any substantially contemporaneous issuance of Qualified Equity Interests by the Borrower or any direct or indirect parent of the Borrower to the extent such proceeds shall have actually been received by the Borrower.

(b) No Loan Party will, nor will it permit any Subsidiary to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness (collectively, “Restricted Debt Payments”), except:

(i) payment of Indebtedness in connection with the Transactions,

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings or replacements of Subordinated Indebtedness to the extent permitted by Section 6.01;

(iv) payment of Subordinated Indebtedness in exchange for or with proceeds of any substantially contemporaneous issuance of Qualified Equity Interests or Indebtedness permitted under Section 6.01(w) or any substantially contemporaneous capital contribution in respect of Qualified Equity Interests of Holdings; and

(v) in addition to the foregoing Restricted Debt Payments, any Loan Party may make additional Restricted Debt Payments; provided that the Payment Conditions are satisfied (it being understood and agreed that, if an irrevocable notice or contractual obligation is given in, made or arises in respect of any Restricted Debt Payment, the Payment Conditions only need to be satisfied at the time of the giving of such irrevocable notice or entering into (or effectiveness of) any such contractual obligation).

SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions that are on terms and conditions substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s-length transaction from unrelated third parties that are not Affiliates;

(b) transactions between or among Holdings, the Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate and transactions between or among Foreign Subsidiaries not involving any other Affiliate;

(c) any investment permitted by Section 6.04;

(d) any Indebtedness permitted under Section 6.01;

(e) any Restricted Payment or Restricted Debt Payment permitted by Section 6.08;

(f) the payment of reasonable fees and out-of-pocket costs to directors of Holdings (or any direct or indirect parent company thereof), the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Holdings (or any direct or indirect parent company thereof), the Borrower or its Subsidiaries in the ordinary course of business;

(g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holdings’ (or its direct or indirect parent company’s) or the Borrower’s Board of Directors;

(h) the payment of (A) management, closing or monitoring or similar fees to the Sponsor and Sponsor termination fees, (B) transaction advisory services fees with respect to transactions in respect of which the Sponsor provides any transaction, advisory or other similar services, and (C) indemnities and reasonable expenses related to any of the foregoing, in each case pursuant to, and in accordance with, the Management Services Agreement (in the case of the foregoing clauses (A) and (B)) as such agreement is in effect as of the Closing Date; provided that in the case of the foregoing clauses (A) and (B), (x) no Event of Default described in clause (a), (g), or (h) of Section 7.01 has occurred and is continuing or would result after giving effect to such payment and (y) the Borrower shall have Excess Availability of at least $25,000,000 after giving effect to such payment; provided further, that any amounts that could have been paid under the Management Service Agreement in any period but were not paid as a result of the operation of this Section 6.09(h) shall be carried forward and increase, for purposes of this Section 6.09(h), the amount that can be paid under the Management Services Agreement in the next period in which such payments are permitted to be made under this Section 6.09(h).

(i) any contribution to the capital of Holdings (or any direct or indirect parent company thereof) by the Sponsor or any Affiliate of the Sponsor or any purchase of Equity Interests of Holdings (or any direct or indirect parent company thereof) (or the exercise of any option, warrant or other right to acquire Equity Interests of Holdings) by the Sponsor or any Affiliate of the Sponsor;

(j) the Transactions, and

(k) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect.

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other contractual arrangement to which it is a party or by which its property is bound that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets for the benefit of the Lenders under the Loan Documents, or (b) the ability of any Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that the foregoing shall not apply to:

(i) restrictions and conditions imposed by law or by any Loan Document, the Senior Secured Term Facility Credit Agreement or the Senior Subordinated Note Documents and related documentation;

(ii) restrictions and conditions (A) existing on the date hereof identified on Schedule 6.10 and (B) to the extent any such restrictions or conditions permitted by clause (A) is set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of any such restriction or condition in any material respect;

(iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or other assets pending such sale; provided such restrictions and conditions apply only to the Subsidiary or other assets that are to be sold and such sale is permitted hereunder;

(iv) any agreement or other instrument of a Person acquired in a Permitted Acquisition or other investment or acquisition permitted hereunder in existence at the time of such Permitted Acquisition or other investment or acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person so acquired;

(v) with respect to clause (a) of the foregoing, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(vi) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements, asset sale agreements, and other similar agreements;

(vii) customary provisions restricting subletting, assignment or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business;

(viii) restrictions by reason of any Permitted Lien or any document or instrument governing a Permitted Lien, provided that such restriction contained therein only relates to the asset or assets subject to such Permitted Lien;

(ix) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(x) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Borrower or any of its Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Subsidiary or the assets or property of any other Subsidiary; or

(xi) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations that do not otherwise contravene this Section 6.10; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Closing Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Closing Date.

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) the Senior Secured Term Facility Credit Agreement (or any instrument or agreement governing any refinancing Indebtedness in respect thereof permitted under Section 6.01), (b) the Senior Subordinated Note Documents or any other agreement relating to any Subordinated Indebtedness or (c) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent, in the case of each of the foregoing clauses (a) through (c), any such amendment, modification or waiver would be adverse to the Lenders in any material respect.

SECTION 6.12. Capital Expenditures. (a) The Borrower will not, nor will it permit any Subsidiary to, incur or make Capital Expenditures in an aggregate amount for the Borrower and the Subsidiaries during any period set forth below in an amount exceeding the amount set forth below for such period:

Period (Fiscal Year)	Amount
2007	$57,500,000
2008	$57,500,000
2009	$57,500,000
2010	$62,500,000
2011	$62,500,000
2012	$62,500,000
2013	$62,500,000
2014	$62,500,000

(b) The amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2007 shall be increased by (i) an amount equal to 100% of the amount of unused permitted Capital Expenditures for the immediately preceding two fiscal years (without giving effect to any carryover amount) and (ii) for the 2007 fiscal year and any subsequent fiscal year, the amount of Capital Expenditures that would otherwise be permitted in any such fiscal year pursuant to this Section 6.12 (including as a result of the application of subclause (i) of this clause (b)) may be increased by an amount not to exceed 50% of the amount of Capital Expenditures set forth in clause (a) above for the next succeeding fiscal year (the “CapEx Pull-Forward Amount”). The actual CapEx Pull-Forward Amount in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures permitted to be made in the immediately succeeding fiscal year.

SECTION 6.13. Fixed Charge Coverage Ratio. Upon the occurrence and during the continuance of a Liquidity Event, the Borrower will not permit the Fixed Charge Coverage Ratio to be less than 1.0 to 1.0. For the purposes of this Section 6.13, the Fixed Charge Coverage Ratio shall be calculated on the date of the occurrence of any Liquidity Event and, during the continuance thereof, on the date that financial statements are required to be delivered pursuant to Section 5.01(a) or (b), in each case, as of the end of the most recently completed fiscal quarter for which such financial statements have been required to be delivered.

SECTION 6.14. Designation of Designated Senior Debt. No Loan Party will, nor will it permit any Subsidiary to, designate any Indebtedness (or any similar term) (other than the Indebtedness under the Loan Documents and the Senior Secured Term Loan Facility) of the Borrower or any of its Subsidiaries as “Designated Senior Debt” (or any similar term) under, and as defined in any Subordinated Indebtedness of any Loan Party which contains such designations.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or (ii) any interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document within five (5) Business Days after it shall become due and payable;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, Borrowing Base Certificate or other certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document, shall prove to have been materially incorrect when made or deemed made;

(c) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained (i) in Article VI, (ii) in Section 5.01(g) (after a one Business Day grace period) or (iii) in any of Section 2.21, 5.02(a), 5.03 (but only with respect to Holdings’ or the Borrower’s existence), 5.06(b), 5.08 or 5.09 (provided that if (A) any such Default described in this clause (iii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Collateral Agent’s Liens on the Collateral, such Default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a) and (c) above) and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(e) (i) any Loan Party shall fail to make any payment beyond the applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Material Indebtedness, or (ii) any event or condition occurs (other than with respect to Material Indebtedness constituting Hedging Obligations, termination events or equivalent events pursuant to the terms of the related Hedge Agreements in accordance with the terms thereof and not as a result of any default thereunder by any Loan Party) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice, if required) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(f) a Change in Control shall occur;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for a substantial part of any of their assets, and, in any such case of clause (i) or (ii), such proceeding or petition shall continue undismissed and unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for a substantial part of any of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(i) Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts in excess of the threshold amount that constitutes Material Indebtedness as they become due;

(j) Failure by Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $15,000,000 (to the extent not covered by insurance or valid third party indemnification insurance as to which the insurer or indemnifying party has been notified of such judgment and does not deny coverage or responsibility for indemnification), which final judgments remain unpaid, undischarged and unstayed for a period of more than sixty (60) days;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect;

(l) the Loan Guaranty (with respect to all or substantially all Loan Guarantors) at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or thereunder, shall fail to remain in full force or effect, or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall deny or disaffirm in writing that it has any further liability under the Loan Guaranty to which it is a party;

(m) (i) any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason, other than pursuant to the terms hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.05), fail to create a valid and perfected security interest with the priority required by the Collateral Documents (subject to the Intercreditor Agreement) with respect to any significant portion of the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or from the failure of the Administrative Agent to file UCC continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage, or (ii) any Collateral Document shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(n) any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.05) or as a result of the satisfaction in full of the Obligations (other than contingent indemnification obligations for which no claim has been made), ceases to be in full force and effect, or any Loan Party shall challenge in writing the validity or enforceability of any Loan Document or any Loan Party shall deny in writing that it has any further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) and termination of the Commitments) or purports in writing to revoke or rescind any Loan Document; or

(o) the Obligations shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted Subordinated Indebtedness that is Material Indebtedness (including the Indebtedness under the Senior Subordinated Notes as evidenced by the Senior Subordinated Note Documents) or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than an event with respect to any Loan Party described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require that the Borrower deposit in the LC Collateral Account an amount in cash equal to 101.5% of the then outstanding LC Exposure; provided that upon the occurrence of an event with respect to any Loan Party described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender. Upon the occurrence and the continuance of an Event of Default, the Agents may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Agents under the Loan Documents or at law or equity, including all remedies provided under the UCC.

SECTION 7.02. Holdings’ Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.02, would fail) to comply with the requirements of the covenant set forth in Section 6.13 (the “Financial Performance Covenant”), until the expiration of the 10th day subsequent to the date the certificate calculating the Fixed Charge Coverage Ratio is required to be delivered pursuant to Section 5.01(d) (or, in the case of the initial calculation of the Financial Performance Covenant following the occurrence of a Liquidity Event, the 10th day subsequent to such occurrence), Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, then the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement; and

(iii) to the extent a fiscal quarter ended for which the Financial Performance Covenant was initially recalculated as a result of a Cure Right and such fiscal quarter is included in the calculation of the Financial Performance Covenant in a subsequent fiscal quarter, the Cure Amount shall be included in EBITDA of such initial fiscal quarter.

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and (ii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent and the Collateral Agent as its agents and authorizes the Agents to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the applicable Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its subsidiaries that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agents.

The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the other Agent, the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor Agent; provided that, during the existence and continuation of an Event of Default, no consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the other Agent, the Lenders and the Issuing Banks, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Borrower. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Agents; (b) neither Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Agents undertake no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Agents and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by either Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

The Arrangers, the joint bookrunners, co-syndication agents and the co-documentation agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower at:

Tube City IMS Corporation

12 Monongahela Avenue,

Glassport, Pennsylvania 15045.

Attention: Thomas E. Lippard

Facsimile No.: (412) 675-8297

with copy to:

Onex Corporation

712 Fifth Avenue

New York, N.Y. 10019

Attention: Timothy A.R. Duncanson

Facsimile No.: (212) 582-0909

(ii) if to Credit Suisse, as the Administrative Agent, an Issuing Bank or the Swingline Lender, at:

Eleven Madison Avenue

New York, NY 10010

Attention: Agency Group

Facsimile No.: (212) 325-8304

(iii) if to The CIT Group/Business Credit Inc., as the Collateral Agent, at:

The CIT Group/Business Credit Inc.

11 West 42nd Street, 13th Floor

New York, NY 10036

Attention: Julianne Low

Re: Tube City IMS Corporation

Facsimile No.: (212) 461-7760

(iv) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by any Agent, Issuing Bank or Lender in exercising any right or power hereunder or under any other Loan

Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, Lender or Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments, or the making of any Protective Advance, so long as in compliance with the provisions of Section 2.04, shall not constitute an increase of any Commitment of any Lender; provided that any change to the second proviso to the second sentence of Section 2.04(a) shall require the written consent of each Lender, (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.13(c) providing for the default rate of interest, or to waive any obligations of the Borrower to pay interest at such default rate, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.13(c) providing for the default rate of interest, or to waive any obligations of the Borrower to pay interest at such default rate, (D) change Section 2.18(b) or (c) or Section 2.10(b) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (E) change the definition of the term “Tranche A Borrowing Base”, “Tranche A-1 Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased (provided that the foregoing shall not limit the discretion of the Agents to change, establish or eliminate any Reserves without the consent of any Lenders), or reduce the Dollar amount set forth in the definition of “Liquidity Event”, in each case without the written consent of the Super Majority Lenders, (F) change any of the provisions of this Section or the definition of “Required Lenders” or the definition of “Super Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (G) release all or substantially all of the value of the Loan Guaranties (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 6.03, 6.05 or 10.12 hereof), without the written consent of each Lender, or (H) except as provided in clause (c) or (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of such Agent, such Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

(c) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), the termination, expiration or, to the extent effected in a manner reasonably acceptable to the relevant Issuing Banks or as otherwise provided for herein, cash collateralization or back-stopping of all outstanding Letters of Credit, (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agents may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) provided that such release would not result in a release of all or substantially all of the Collateral, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Loan Guarantor from its obligations under its Loan Guaranty in accordance with the provisions of this Agreement, (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents and the Lenders pursuant to the Collateral Documents or (vi) as required pursuant to the terms of the Intercreditor Agreement. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents.

(d) Notwithstanding anything to the contrary contained in this Section 9.02, pledge agreements and related documents (if any) executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such pledge agreement or other document to be consistent with this Agreement and the other Loan Documents.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement (it being understood and agreed that, if any consent, amendment, waiver or other modification affects one Class of Lenders without affecting another Class of Lenders, the Borrower may replace such Non-Consenting Lender only with respect to the Class of Revolving Loans or Commitments so affected); provided that, concurrently with such replacement, (i) another bank or other entity which is a Lender or is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.04(b), (ii) the Borrower or replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(ii)(C), if applicable, in accordance with the terms of such Section, (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each Lender agrees that if it is replaced pursuant to this Section 9.02(e), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 9.02(e) to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.

(f) Notwithstanding the foregoing provisions of this Section 9.02, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Tranche A Commitments on substantially the same basis as the Tranche A Loans.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Agents, in connection with the syndication and distribution (including, without limitation, via the Internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation of the Loan Documents and related documentation, (ii) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of one outside legal counsel to the Agents, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by the Agents, Issuing Banks or the Lenders, including the reasonable fees, charges and disbursements of any counsel for the Agents and for one law firm retained by the Lenders (unless the interests of any group of Lenders are sufficiently materially divergent, in which case one (1) additional counsel for such group of Lenders may be retained), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans of Letters of Credit, and (iv) subject to any other provisions of this Agreement, of the Loan Documents or of any separate agreement entered into by the Borrower and the Administrative Agent with respect thereto, all reasonable out-of-pocket expenses incurred by the Administrative Agent in the administration of the Loan Documents. Expenses reimbursable by the Borrower under this Section include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable out-of-pocket costs and expenses incurred in connection with:

(i) appraisals;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Agents or (notwithstanding any reference to “out-of-pocket” above in this Section 9.03) the internally allocated fees for each Person employed by the Agents with respect to each field examination;

(iii) lien and title searches and title insurance;

(iv) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens; and

(v) forwarding loan proceeds and costs and expenses of preserving and protecting the Collateral.

Other than to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within ten (10) Business Days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail.

(b) The Borrower shall indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or to any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or, to the extent such judgment finds such Indemnitee in breach of the Loan Documents and the proceeding was initiated by Holdings, the Borrower or any of the Borrower’s Subsidiaries directly against such Indemnitee for breach of the Loan Documents.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to an Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be paid promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not (except as permitted under Section 6.03) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Tranche A Commitment or its Tranche A-1 Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to another Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Eligible Assignee and provided further that no consent of the Borrower shall be required for an assignment during the primary syndication of the Loans to Persons identified in writing by the Administrative Agent to the Borrower on or prior to the Closing Date and reasonably acceptable to the Borrower;

(B) the Administrative Agent;

(C) the Swingline Lender; and

(D) each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment

(determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds (as defined below)) shall not be less than $2,500,000 unless each of the Borrower and the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement (except that this clause (B) shall not limit the right of a Lender to assign all or any portion of either its Tranche A Commitment or its Tranche A-1 Commitment (without the necessity of assigning a proportionate portion of both));

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent; provided that only one such fee shall be payable in the case of concurrent assignments to Persons that, after giving effect to such assignments, will be Related Funds; and

(D) the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) if applicable, any Internal Revenue Service forms required under Section 2.17.

The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the Commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.04(b)(ii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement and the Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.13, 2.14 or 2.15 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof; provided, however, that (i) in the case of the Borrower, such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f) In the event that any Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, the Issuing Banks or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such

Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender) then an Issuing Bank or the Swingline Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Issuing Bank or the Swingline Lender, as applicable, or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that an Agent, an Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letters and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND

IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each Agent, each Issuing Bank and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory, governmental or administrative authority, (c) to the extent required by law or by any subpoena or similar legal process; provided, that unless specifically prohibited by applicable law, reasonable efforts shall be made to notify the Borrower of any such request, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, including, without limitation, any SPC, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Person or (ii) becomes available to an Agent, an Issuing Bank or any Lender on a nonconfidential basis other than as a result of a breach of this Section from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or their businesses, the Sponsor or the Transactions other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party.

SECTION 9.13. Several Obligations; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Banks nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Agents and/or their Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates. In addition, each Loan Party and each Lender hereby acknowledges that the Agents and/or their Affiliates may make a loan to the Borrower under the Senior Secured Term Loan Facility.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. INTERCREDITOR AGREEMENT. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER (A) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (B) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (C) AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS REVOLVING FACILITY AGENT AND ON BEHALF OF SUCH LENDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE SENIOR SECURED TERM FACILITY CREDIT AGREEMENT TO EXTEND CREDIT AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

ARTICLE X

Loan Guaranty

SECTION 10.01. Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require any Agent, any Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its rights in respect of any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, any Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. The Collateral Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made).

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of any Agent, any Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 10.09. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.10. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Agents, the Issuing Banks, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.11. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.12. Release of Loan Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary (i) a Loan Guarantor that is a Subsidiary shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released upon the consummation of any transaction permitted hereunder if as a result thereof such Loan Guarantor would no longer be required to provide a guarantee of the Obligations pursuant to Section 5.10. In connection with any such release, the Agents shall execute and deliver to any Loan Guarantor that is a Subsidiary, at such Loan Guarantor’s expense, all documents that such Loan Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Agents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

METAL SERVICES MERGER SUB CORP.

By:	/s/ Robert M. Le Blanc
	Name:	Robert M. Le Blanc
	Title:	Vice President and Treasurer

METAL SERVICES HOLDCO LLC,

By:	/s/ Robert M. Le Blanc
	Name:	Robert M. Le Blanc
	Title:	Executive Vice President & Secretary

The undersigned hereby acknowledges and agrees that, upon the effectiveness of the Merger, it will succeed by operation of law to all of the rights and obligations of Metal Services Merger Sub Corp. set forth herein and that all references herein to the “Borrower” shall thereupon be deemed to be references to the undersigned.

TUBE CITY IMS CORPORATION,

/s/ Thomas E. Lippard
	Name:	Thomas E. Lippard
	Title:	Executive Vice President, Secretary and General Counsel

INTERNATIONAL MILL SERVICE, INC.

By:	/s/ Leon Z. Heller
	Name:	Leon Z Heller
	Title:	Senior Vice President, Secretary and General Counsel

TUBE CITY, LLC

By:	/s/ Thomas E. Lippard
	Name:	Thomas E. Lippard
	Title:	Executive Vice President, Secretary and General Counsel

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent, Issuing Bank and Swingline Lender,

By:	/s/ Bill O’Daly
	Name:	Bill O’Daly
	Title:	Director

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Associate

THE CIT GROUP/BUSINESS CREDIT INC., as Collateral Agent,

By:	/s/ Anthony Lavinio
	Name:	Anthony Lavinio
	Title:	Vice President

UBS LOAN FINANCE LLC,

By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director, Banking Products Services, US

THE CIT GROUP/BUSINESS CREDIT, LLC

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director, Banking Products Services, US

LASALLE BUSINESS CREDIT, LLC

By:	/s/ Thomas J. Brennan
	Name:	Thomas J. Brennan
	Title:	First Vice President

THE CIT GROUP/BUSINESS CREDIT, LLC

By:	/s/ Anthony Lavinio
	Name:	Anthony Lavinio
	Title:	Vice President

BMO CAPITAL MARKETS FINANCING INC.

By:	/s/ Lynne Ciacca
	Name:	Lynne Ciacca
	Title:	Vice President

MERRILL LYNCH CAPITAL

By:	/s/ Richard Holston
	Name:	Richard Holston
	Title:	Vice President

NATIONAL CITY BUSINESS CREDIT INC.

By:	/s/ Stephen W. Boyd
	Name:	Stephen W. Boyd
	Title:	Vice President

JP MORGAN CHASE BANK, N.A.

By:	/s/ Donna DiForio
	Name:	Donna DiForio
	Title:	Vice President

PNC BANK NATIONAL ASSOCIATION

By:	/s/ Peter Redington
	Name:	Peter Redington
	Title:	A.V.P.

GENERAL ELECTRIC CAPITAL CORPORATION BANK NATIONAL ASSOCIATION

By:	/s/ Martin Mahoney
	Name:	Martin Mahoney
	Title:	Duly Authorized Signatory

COMMITMENT SCHEDULE

Tranche A Lender	Tranche A Commitment
Credit Suisse	12,000,000
UBS Loan Finance LLC	18,250,000
The CIT Group/Business Credit, Inc.	18,250,000
LaSalle Business Credit, LLC	18,250,000
BMO Capital Markets Financing Inc.	18,250,000
Merrill Lynch Capital	15,000,000
National City Business Credit, Inc.	16,000,000
JP Morgan Chase Bank, N.A.	10,000,000
Citizens Bank	10,000,000
PNC Bank National Association	9,250,000
General Electric Capital Corporation	4,750,000

Total	$150,000,000

Tranche A-1 Lender	Tranche A-1 Commitment
Credit Suisse	3,000,000
UBS Loan Finance LLC	1,750,000
The CIT Group/Business Credit, Inc.	1,750,000
LaSalle Business Credit, LLC	1,750,000
BMO Capital Markets Financing Inc.	1,750,000
Merrill Lynch Capital	2,500,000
National City Business Credit, Inc.	1,500,000
PNC Bank National Association	750,000
General Electric Capital Corporation	250,000

Total	$15,000,000

COMMITMENT SCHEDULE

Tranche A Lender	Tranche A Commitment
Credit Suisse	12,000,000
UBS Loan Finance LLC	23,250,000
The CIT Group/Business Credit, Inc.	23,250,000
LaSalle Business Credit, LLC	18,250,000
BMO Capital Markets Financing Inc.	18,250,000
Merrill Lynch Capital	15,000,000
National City Business Credit, Inc.	16,000,000
JP Morgan Chase Bank, N.A.	10,000,000
PNC Bank National Association	9,250,000
General Electric Capital Corporation	4,750,000

Total	$150,000,000

Tranche A-1 Lender	Tranche A-1 Commitment
Credit Suisse	3,000,000
UBS Loan Finance LLC	1,750,000
The CIT Group/Business Credit, Inc.	1,750,000
LaSalle Business Credit, LLC	1,750,000
BMO Capital Markets Financing Inc.	1,750,000
Merrill Lynch Capital	2,500,000
National City Business Credit, Inc.	1,500,000
PNC Bank National Association	750,000
General Electric Capital Corporation	250,000

Total	$15,000,000

[ABL Schedules]

SCHEDULE 1.01(a)

Existing Letters of Credit

None.

[ABL Schedules]

SCHEDULE 1.01(c)

Mortgaged Properties

None.

[ABL Schedules]

SCHEDULE 2.21(a)

[****]	Intentionally omitted.

DDAs

An “*” indicates that not more than $300.00 is maintained within the account at any time.

Account Holder	Bank Acct #	Bank Name/Address	Account Description	Account Type
Tube City, LLC	[****]	LaSalle Bank ABN AMRO Plaza 540 West Madison 26th Floor Chicago, IL 60661	LaSalle - Parent	Deposit Acct.

Tube City, LLC	[****]	LaSalle Bank ABN AMRO Plaza 540 West Madison 26th Floor Chicago, IL 60661	LaSalle - Parent-Sweep Account	Deposit Acct.

International Mill Service, Inc.	[****]	LaSalle Bank ABN AMRO Plaza 540 West Madison 26th Floor Chicago, IL 60661	IMS Lockbox	Deposit Acct.

Tube City, LLC	[****]	LaSalle Bank Box 200023, Pittsburgh, PA 15251	Tube City Lockbox	Deposit Acct.

International Mill Service, Inc.	[****]	Wells Fargo P.O. Box 63020 San Francisco, CA 94163	Wells Fargo Operating Account	Deposit Acct.

International Mill Service, Inc.	[****]	Royal Bank of Canada 200 Bay St. Toronto, ON M5J2J5	Canada Lock Box US$	Deposit Acct.

Tube City, LLC	[****]	National City Century Square, West Mifflin, PA 15236	West Mifflin Petty cash	Deposit Acct.

[ABL Schedules]

[****]	Intentionally omitted.

Account Holder	Bank Acct #	Bank Name/Address	Account Description	Account Type
Tube City, LLC	[****]	Banknorth N.A. (formerly Hudson Bank) 551 West Lancaster Ave. Haverford, PA 19041	Conshohocken Office Petty Cash	Deposit Acct.

Tube City, LLC	[****]	First Merit 295 First Merit Circle Akron, OH 44307	Mansfield-Petty Cash	Deposit Acct. *

International Mill Service, Inc.	[****]	Citizens Bank P.O. Box 42001 Providence, RI 02940	Bid Bonds/Misc. IMS	Deposit Acct.

Tube City, LLC	[****]	Chase Bank Indiana Market Baton Rouge, LA 70826	Gary Office Petty cash	Deposit Acct.

Tube City IMS Corporation	[****]	Sun Trust Bank P.O. Box 622227 Orlando FL 32862	Ameristeel Petty Cash	Deposit Acct. *

Tube City [IMS] Corporation	[****]	Sand Springs Community Federal Credit Union 202 E. Morrow Rd. Sand Springs, OK 74063	Sheffield Petty Cash	Deposit Acct. *

Olympic Mill Services	[****]	First Commercial Bank P.O. Box 1960 Seguin, TX 78155	SMI-Texas Petty Cash	Deposit Acct. *

Olympic Mill Services	[****]	Wachovia Bank P.O. Box 563966 Charlotte, NC 28262	SMI-Cayce-Petty Cash	Deposit Acct. *

Olympic Mill Services	[****]	Bank First 100 N. 13th Street Norfolk, NE 68701	Nucor-PettyCash	Deposit Acct. *

[ABL Schedules]

[****]	Intentionally omitted.

Account Holder	Bank Acct #	Bank Name/Address	Account Description	Account Type
Olympic Mill Services	[****]	Bank of America P.O. Box 37176 San Francisco, CA 94137	Tamco-Petty Cash	Deposit Acct. *

Olympic Mill Services	[****]	Chase Bank Indiana Market Baton Rouge, LA 70826	V&M Star-Petty Cash	Deposit Acct. *

Olympic Mill Services	[****]	Sky Bank P.O. Box 40 East Liverpool, OH	Wheeling Pitt-Petty Cash	Deposit Acct. *

Olympic Mill Services	[****]	First Financial Bank P.O. Box 476 Hamilton, OH 45012	AK Steel-Petty Cash	Deposit Acct. *

[ABL Schedules]

SCHEDULE 2.21(b)

Credit Card Arrangements

1.	International Mill Service, Inc. accepts credit cards for cash sales and allows payment of credit sales by credit card at certain of its operating sites. ABN Amro Merchant Services processes the transactions by depositing payments into the company’s account at LaSalle Bank upon the company’s remittance of POS advices evidencing the transactions.

[ABL Schedules]

SCHEDULE 2.21(c)

[****]	Intentionally omitted.

Blocked Accounts

Account Holder	Bank Acct #	Bank Name/Address	Account Description	Account Type
Tube City, LLC	[****]	LaSalle Bank ABN AMRO Plaza 540 West Madison 26th Floor Chicago, IL 60661	LaSalle - Parent	Deposit Account

Tube City, LLC	[****]	LaSalle Bank ABN AMRO Plaza 540 West Madison 26th Floor Chicago, IL 60661	Parent Sweep Account	Deposit Account

Tube City, LLC	[****]	LaSalle Bank ABN AMRO Plaza 540 West Madison 26th Floor Chicago, IL 60661	Tube City Lockbox	Deposit Account

International Mill Service, Inc.	[****]	LaSalle Bank ABN AMRO Plaza 540 West Madison 26th Floor Chicago, IL 60661	IMS Lockbox	Deposit Account

International Mill Service, Inc.	[****]	Wells Fargo P.O. Box 63020 San Francisco, CA 94163	Wells Fargo Operating Account	Deposit Account

[ABL Schedules]

SCHEDULE 3.06

Disclosed Matters

A.	Litigation:

None.

B.	Environmental Liabilities:

None.

[ABL Schedules]

SCHEDULE 3.14

Insurance

Tube City IMS Corporation and its subsidiaries

Coverage type		Entity Covered	Insurance Carrier	Policy No.	Policy Term	Policy Limit/ Occur.			Policy Limit/ Aggreg.			Deductible		Annual Premium
Primary Casualty Program:
Workers Compensation and Employers Liability		TCIMS	St Paul Travelers	TC2N-UB-823K839-6-06 (Deductible States) TRJ-UB-823K589-2-06 (Retro States)	3/31/06-07	$	WC-Statutory Employers’ Liab.- 1,000,000			$1,000,000		$750,000		$ $	836,294 tax&surcharge 68,059
Commercial General Liability (US)		TCIMS	St Paul Travelers	TJ-EXGL-823K590A--TIL-06	3/31/06-07		$500,000			$5,000,000		$ 500,000 SIR			$267,247
CGL—Canada		TCIMS	Zurich Edge	T001033	3/31/06-07		$2,000,000 CDN			$10,000,000 CDN		$ 30,000 CDN			$35,000 CDN
Automobile Liability (US)		TCIMS	St Paul Travelers	TC2J-CAP-823K5911-TIL-06	3/31/06-07	CSL $	2,000,000			N/A		$250,000			$70,000
AL—Canada		TCIMS	St Paul Travelers	T-CAC-234D1030 – 06	3/31/06-07	CSL $	2,000,000			N/A		Guaranteed Cost			$5,831
Excess Umbrella—First Layer		TCIMS	AIG	4485307	3/31/06-07		$25,000,000			$25,000,000		$25,000	SIR		$390,000
Excess Umbrella—Second Layer		TCIMS	Zurich	AEC-5919388-00	3/31/06-07		$25,000,000			$25,000,000		N/A			$119,416
Foreign Liability		TCIMS	St Paul Travelers	GB02901478	3/31/06-07		$1,000,000			$2,000,000		Guaranteed Cost			$19,113
Property Insurance:
Commercial “All Risk” Property		TCIMS	Allianz	CLP 3007755	10/30/06-07		$50,000,000			$50,000,000		$100,000			$659,069
Other Coverages:
Cargo Coverage River & Lake Barges		Tube City LLC	CNA MOAC	OC242596	1/10/06-07		$1,750,000			$1,750,000		$—			$15,603		Deposit
					Barge Imt		$750,000			$750,000
Contingent Strike Insurance	NOTE 1	Tube City LLC	Lloyds	CW2287503	1/20/06- 2/21/08					$2,798,745		30 days			$42,260
Contingent Strike Insurance	NOTE 1	Tube City/IMS	Lloyds	MA060153	1/20/06- 2/21/08					$23,212,426		30 days			$452,333
Contractors’ Pollution	NOTE 1	TCIMS	A I Specialty Lines	CPL1239519 Aggregate	2/28/06-07		$5,000,000		$ $	5,000,000 10,000,000		$50,000	SIR		$225,213 Included
Professional Liability—ScrapOptiMi$er	NOTE 1	Tube City LLC	Hudson Specialty	EMH110572	10/28/05-06		$5,000,000			$5,000,000		$25,000	SIR		$34,946
Ocean Cargo Coverage		TCIMS	St. Paul Fire/Marine	OC09000715	8/3/06-07		$14,000,000			$14,000,000		$—			$25,000		Deposit
Kidnap, Ransom & Extortion		TCIMS	American Home/AIG	6472936	8/6/05-08		$3,000,000			$3,000,000		$—			$7,392
Directors & Officers	NOTE 1	TCIMS (participant in Wellspring portfolio)	XL/AXIS	ELU090109-05 ELU090087-05 ENN703097/01/2005	9/30/05-06		$5,000,000			$30,000,000		$150,000			NA
Fiduciary/EPL Coverage	NOTE 1	TCIMS (participant in Wellspring portfolio)	AXIS/XL	ANN708642/01/2005 ELU090074-05	9/30/05-06		$10,000,000			$10,000,000 (Fid & EPL comb	)	$100,000 $ 5,000	EPL Fid.		NA
Stevedores’/Wharfingers Legal Liab.		TCIMS	AIG	F1103	11/20/06-07		$5,000,000			$5,000,000		$15,000			$38,000
Blanket Crime		TCIMS	National Union/AIG	9656436	11/21/06-07		$5,000,000			$5,000,000		$100,000			$22,440
Liability	NOTE 1	ARCELOR (on behalf of its suppliers)	Not released	Unknown	Unknown		Unknown			Unknown		200 000 € per loss on the site of Fos sur Mer			Unknown
General Liability		AUXIMETAL	Zurich	06993173A	2/28/06- 2/28/07		4 574 000	€				300 € eel on Public liability			4 049 € + 9% tax		Minimum
Property Damage		AUXIMETAL SARL	MFP (Mutuelles des Provinces de France)	N° 6187619 A N° 6214239 M N° 6204169 P	7/18/06-07 8/7/06-07 4/4/06-07		Various Various Various					low deductibles ranging from 200 to 1 707 €			554.61 313.94 96.48
All Risk / Machinery Breakdown (Mobile Machines, Mobil Bridge Crane, Metal Analyzer)		AUXIMETAL	AXA MFP (Mutuelles des Provinces de France)	3274113204	1/1/07- 10/31/07		2,277,000	€				5 200 € on important values and 600 € on others			16,753	€
All Risk / Machinery Breakdown (Gas Cutting Machine)		AUXIMETAL		7000895Z	3/1/06-07		805 037	€				1 500 €			3 760.08	€
Motorcar Fleet		AUXIMETAL	AXA	3299155604	3/31/06-07		Statutory					Glass Breakage 50 €			1,400	€
Entities covered:
TCIMS—Tube City IMS Corporation, current parent holding company, coverage includes parent and all subsidiaries
Tube City LLC—coverage excludes TCIMS parent, IMS subsidiary

[ABL Schedules]

SCHEDULE 3.15

Capitalization and Subsidiaries

Entity	Jurisdiction of Formation	Authorized Capital Stock	Issued and Outstanding Capital Stock	Owner/Member	Ownership Interest
Metal Services Merger Sub Corp.	Delaware	10 shares	1 share	Metal Services Holdco LLC	100%

Metal Services Holdco LLC	Delaware	N/A	N/A	Metal Services Acquisition Corp.	100%

Tube City IMS Corporation	Delaware	2,500,000 shares of common stock	913,260 shares of common stock	Metal Services Merger Sub Corp.	100%

Tube City, LLC	Delaware	N/A	N/A	Tube City IMS Corporation	100%

International Mill Service, Inc.	Pennsylvania	1,000 shares	1,000 shares	Tube City IMS Corporation	100%

International Mill Service Limited	Canada	Unlimited common stock and Unlimited preferred stock	1 share of common stock; and 15,000 shares of preferred stock	International Mill Service, Inc.	100%

Tube City IMS Holding B.V.	The Netherlands	90,000 shares	18,000 shares	Tube City, LLC	100%

Tube City IMS France Sud S.A.S. (formerly Auximetal S.A.S.)	France	350,000 Euro or 500 shares (700 Euro/share)	500 shares	Tube City IMS Holding B.V.	100%

Tube City IMS Kosice s.r.o.	Slovak Republic	SKK 200,000 with 5% statutory reserve fund	N/A	Tube City IMS Holding B.V.	100%

Tube City IMS Balkan d.o.o.	Republic of Serbia	Inscribed and paid capital is $5,000	N/A	Tube City IMS Holding B.V.	100%

Tube City IMS Servicios	Brazil	1,000 quotas	1,000 quotas	Tube City, LLC (999 quotas)	99%

[ABL Schdules]

Entity	Jurisdiction of Formation	Authorized Capital Stock	Issued and Outstanding Capital Stock	Owner/Member	Ownership Interest

Industriais do Brasil Ltda.				Tube City IMS Corporation (1 quota)	1%

Tube City IMS Belgium BVBA	Belgium	100 shares	100 shares	Tube City IMS Holding B.V. (99 shares)	99%
				Tube City, LLC (1 share)	1%

[ABL Schdules]

SCHEDULE 4.01(b)

Local Counsel

Local Counsel	Jurisdiction
Leon Z. Heller, Esquire	Pennsylvania
Thomas E. Lippard, Esquire	Pennsylvania

[ABL Schdules]

SCHEDULE 6.01

Existing Indebtedness

1.	LaSalle Bank N.A. Letter of Credit in the amount of $450,000 made by International Mill Service, Inc. in favor of Wells Fargo Bank, N.A. dated July 27, 2007.

2.	LaSalle Bank N.A. Letter of Credit in the amount of $126,000 made by Tube City IMS Corporation in favor of National Union Fire Insurance Company of Pittsburgh dated April 7, 2005.

3.	LaSalle Bank N.A. Letter of Credit in the amount of $85,000 Tube City IMS Corporation in favor of National Union Fire Insurance Company of Pittsburgh dated April 7, 2005.

4.	LaSalle Bank N.A. Letter of Credit in the amount of $6,057,000 made by Tube City IMS Corporation in favor of National Union Fire Insurance Company of Pittsburgh dated April 7, 2005.

5.	LaSalle Bank N.A. Letter of Credit in the amount of $2,965,569 made by Tube City IMS Corporation in favor of National Union Fire Insurance Company of Pittsburgh dated April 21, 2005.

6.	LaSalle Bank N.A. Letter of Credit in the amount of $3,555,000 made by Tube City IMS Corporation in favor of The Travelers Indemnity Company dated April 13, 2006.

7.	LaSalle Bank N.A. Letter of Credit in the amount of $2,660,000 made by Tube City, LLC in favor of General Electric Capital dated January 24, 2005.

8.	LaSalle Bank N.A. Letter of Credit in the amount of $637,500 made by Tube City, LLC in favor of Old Republic Insurance Co. dated January 3, 2007.

9.	Master Lease between International Mill Service, Inc. and FCC Equipment Financing, Inc., dated October 31, 2002.

10.	Master Lease between International Mill Service, Inc. and GE Capital Corporation, dated September 28, 2000.

11.	Master Lease between International Mill Service, Inc. and American Equipment Leasing, dated January 11, 2001.

12.	CAT Master Tax Lease between International Mill Service, Inc. and Caterpillar Financial Services Corporation, dated January 2, 1992.

13.	CAT Master Tax Lease between International Mill Service, Inc. and Caterpillar Financial Services Corporation, dated June 24, 1992.

[ABL Schedules]

14.	Equipment Lease Agreement No. 0060 between International Mill Service, Inc. and Town and Country, Inc., dated July 27, 2000.

15.	Term Note between International Mill Service, Inc. and CitiCapital Corporation (assumed from American Equipment Leasing, a division of EAB Leasing Corp.) in the original principal amount of $214,300.00, dated January 10, 2002.

16.	Term Note between International Mill Service, Inc. and CitiCapital Corporation (assumed from American Equipment Leasing, a division of EAB Leasing Corp.) in the original principal amount of $495,000.00, dated March 11, 2002.

17.	Premium Finance Agreement by and between Tube City IMS Corporation and AFCO Credit Corporation relating to the financing of $610,450 of insurance premiums for coverage under policy no. CLP 3007755 (10/30/06) with Allianz Global Risks US Insurance Company.

[ABL Schedules]

SCHEDULE 6.02

Existing Liens

I. Liens existing on the date hereof evidenced by UCC financing statements listed on this Schedule 6.02.

II. Restriction set forth in Section 2.6 of the Scrap Handling, Slag Processing and Coil Processing Services Agreement between IPSCO Steel (Alabama) Inc. and International Mill Service, Inc., dated August 1, 1999 and restated as of February 9, 2001, as amended, on the ability of International Mill Service, Inc. to grant a security interest in certain assets.

III. Liens existing on the date hereof in connection with the terms of the equipment leases listed below.

A. Tube City, LLC is a party to equipment leases, as follows:

Agreement	Date	Lessor
Equipment Lease Agreement No. 3342-3	02-20-96	GE Capital (assigned by MDFC Equipment Leasing)
Master Lease Agreement No. 40541-1	07-10-01	Orix Financial Services
Master Lease Agreement No. 614	06-27-00	CitiCapital (assigned by The Associates)
Master Lease Agreement No. 25818	06-03-03	Wells Fargo Equipment Leasing
Master Equipment Lease Agreement	04-13-04	Key Equipment Finance

B. International Mill Service, Inc. is a party to equipment leases, as follows:

Agreement	Date	Lessor
CAT Master Tax Lease	01-02-92	Caterpillar Financial Services Corporation
CAT Master Tax Lease	06-24-92	Caterpillar Financial Services Corporation
Master Lease	10-30-02	FCC Equipment Financing, Inc.
Master Lease Agreement	09-28-00	GE Capital Corporation
Master Lease Agreement	12-13-95	Heller Financial Leasing, Inc.
Master Lease Agreement	09-04-98	TFC Textron Financial Corporation
Operating Lease Agreement No. 0059	07-27-00	Town & Country, Inc.
Equipment Lease Agreement No. 0060	07-27-00	Town & Country, Inc.
Master Lease Agreement	01-11-01	American Equipment Leasing
Lease Agreement	04-12-05	Birmingham Rail & Locomotive Company, Inc.

[ABL Schedules]

SCHEDULE 6.04

Existing Investments

1.	Pursuant to the Limited Liability Company Operating Agreement of MABCO Steam Company, LLC, dated as of October 31, 2001, International Mill Service, Inc. owns a 5.002% share of Class A Interest and a 5.002% share of Class B Interest in MABCO Steam Company, LLC, a Delaware limited liability company.

2.	Joint Venture Agreement, dated May 19, 2006, between Hebei Qian Jin Iron and Steel Group Company and International Mill Service, Inc. and Tuner Industry and Trade Co.

3.	Joint Venture Agreement, dated September 15, 2005, between Tuner Industry and Trade Corporation, a California corporation, and International Mill Service, Inc. (d/b/a IMS Division, Tube City IMS), a Pennsylvania corporation.

4.	Letter Agreement, dated July 6, 2005, between U.S. Steel Serbia, d.o.o. and a joint venture by and among Tube City, LLC, Emesco Marine Services Corp. and Nautilus International Holding Corporation.

[ABL Schedules]

SCHEDULE 6.09

Transactions with Affiliates

1.	Management Services Agreement by and between Tube City, LLC (formerly, Tube City, Inc.) and Tube City IMS Košice, s.r.o. (formerly, Tube City Košice, s.r.o.), dated November 15, 2001.

2.	Agreement of Lease on Personnel by and between Tube City, LLC (formerly, Tube City, Inc.) and Tube City IMS Košice, s.r.o. (formerly, Tube City Košice, s.r.o.) , dated May 14, 2002, as amended by Amendment No. 2, dated April 1, 2005, Amendment No. 3, dated September 6, 2005 and Amendment No. 4, dated December 15, 2006.

3.	Service Agreement by and between Tube City, LLC and Tube City IMS Balkan d.o.o. (formerly Tube City Balkan d.o.o.), dated March 1, 2004.

4.	Agreement by and between International Mill Service, Inc. and International Mill Service Limited, as amended by the Amendatory Agreement, dated January 24, 2006.

5.	Earn out provisions contained within that certain Stock Purchase Agreement by and among Tube City IMS Holding B.V., Quin Qua Finance and Mr. Yves Roger, dated as of January 12, 2006.

6.	Intercompany advance made by Tube City, LLC to Tube City IMS France Sud S.A.S. (formerly, Auximental S.A.S.) and Tube City IMS Kosice s.r.o. (formerly, Tube City Kosice s.r.o).

[ABL Schedules]

SCHEDULE 6.10

Existing Restrictions

1. Restriction set forth in Section 2.6 of the Scrap Handling, Slag Processing and Coil Processing Services Agreement between IPSCO Steel (Alabama) Inc. and International Mill Service, Inc., dated August 1, 1999 and restated as of February 9, 2001, as amended, on the ability of International Mill Service, Inc. to grant a security interest in certain assets.

[ABL Schedules]

SCHEDULE 9.01

Borrower’s Website for Electronic Delivery

www.tubecityims.com

[ABL Schedules]

EXHIBIT A

Administrative Questionnaire

"Tube City"

IntraLinks Agency Access:

Please note it is IMPERATIVE that the following information is delivered to Credit Suisse in order to provide a lender access to the IntraLinks Agency site where documents that monitor the credit on an ongoing basis are posted.

Many Firms submit their own form so please take the time to amend the form your Firm uses to reflect who should be granted access to the IntraLinks Agency site.

It is IMPERATIVE that you indicate EXACT details regarding who should receive access to the IntraLinks Agency site.

Sub-Allocation of Lender Allocation:

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

IntraLinks Agency Site Maintenance Contact Information:

Patricia Estevez		Ashwinee Sawh
Tel:	212-325-9932	Tel:	212-538-2905
Fax:	212-325-8304	Fax:	212-538-3477
E-mail:	patricia.estevez@credit-suisse.com	E-mail:	ashwinee.sawh@credit-suisse.com

Agent Wire Instructions

Bank of New York

ABA 021000018

Account Name: CS Agency Cayman Account

Account Number: 8900492627

[[2671445]]

Administrative Questionnaire

Legal Name of Lender to appear in Documentation:

Signature	Block
Information:
Lender Parent:

	Signing Credit Agreement	Yes	No

	Coming in via Assignment	Yes	No

	Lender Domestic Address		Lender Eurodollar Address

Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other - please specify)

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact		Secondary Credit Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary Operations Contact		Secondary Operations Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

[[2671445]]

Lender’s Domestic Wire Instructions

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account
Name:
FFC Account No.:
Attention:
Reference:

Please FAX the completed Administrative Questionnaire to 212-325-8304/212-538-3477 or email with contact     information     to     Loan.Closers@credit-suisse.com     or     Hazel.Leslie@credit-suisse.com.

[[2671445]]

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

[[2671445]]

EXHIBIT B

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the ABL Credit Agreement identified below (as amended, amended and restated supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________________

2.	Assignee:	____________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Tube City IMS Corporation

4.	Administrative Agent:	Credit Suisse, as administrative agent under the Credit Agreement.

[1]	Select as applicable.

[[2671445]]

5.	Credit Agreement:	The ABL Credit Agreement dated as of January 25, 2007, among Tube City IMS Corporation, a Delaware corporation (the “Borrower”), Metal Services Holdco LLC, a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders parties thereto, Credit Suisse, as Administrative Agent, and The CIT Group/Business Credit Inc., as Collateral Agent.
6.	Assigned Interest:

Aggregate Amount of Commitment/Loans	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]	CUSIP Number

$	$	%

$	$	%

$	$	%

Effective Date:                  , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[[2671445]]

2

Consented to and Accepted:

CREDIT SUISSE, CAYMAN ISLANDS

BRANCH, as Administrative Agent,

Swingline Lender and Issuing Bank

By:
Name:
Title:

By:
Name:
Title:
[ISSUING BANK],[3] as Issuing Bank

By:
Name:
Title:
[Consented to:][4]
[TUBE CITY IMS CORPORATION]

By:
Name:
Title:

[3]	Pursuant to Section 9.04, each Issuing Bank is required to consent to an assignment under the Credit Agreement.

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[[2671445]]

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption

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by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

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FORM OF BORROWING BASE CERTIFICATE

TUBE CITY BORROWING BASE AS OF	EXHIBIT C

LIFO TRANCHE
		Tube City	IMS - US	IMS - CA	Total
$ In Thousands

1.	A/R Beginning Balance
2.	Sales (+)
3.	Credit Memos (-)
4.	Adjustments (+)
5.	Adjustments/Write Offs (-)
6.	Net Collections - Includes Non A/R Cash (-)
7.	Discounts / Credit & Rebills(-)
8.	Non A/R Cash (+)

9.	A/R Balance Per Aging
10.	Less Unapplied Cash (-)

11.	Adjusted AR per Aging
12.	Less: Ineligibles
13.	Eligible Receivables

14.	A/R Advanced Rate
15.	Accounts Receivable Availability	$ —	$ —	$ —	$ —

16.	Effective % of Total Gross Billed A/R

17.	Gross Unbilled A/R
18.	Adjustment for SAB 101
19.	Adjusted Unbilled A/R
Effective % of Total Gross Billed A/R (Line#16)
20.	Unbilled A/R Availability

21.	Total A/R Availability	$ —	$ —	$ —	$ —

22.	Gross Inventory per Perpetual
23.	Less: Reserves

24.	Subtotal
25.	Scrap Inventory
26.	Spare Parts
27.	WIP
28.	Inventory In Transit

29.	Total Inventory Availability
30.	Inventory Advance Rate

31.	Inventory Borrowing Base Availability

32.	NOLV per HILCO Appraisal Analysis
33.	Inventory Advance Rate Based on NOLV

34.	Inventory Availability Based on NOLV

35.	Inventory Availability (lesser of line #1 and #34)
36.	TOTAL LIFO AVAILABILITY

Note: Canadian aging transalated to SUSD at the Interbank rate as of The rate was

FILO TRANCHE
1.	Eligible Billed Receivables (Line #13 under LIFO Tranche)
2.	Adjusted Unbilled Receivables (Line #19 under LIFO Tranche)
3.	Effective Eligible Percentage (Line#13 + Line #11 under LIFO Tranche)
4	Eligible Unbilled Receivables @0%
5.	Total Eligible Receivables (Line #1 + Line #4)
6.	Accounts Receivable Advance Rate for FILO Tranche
7.	Accounts Receivable Availability (Line #5 * Line #6 above)
8.	NOLV Gross Inventory (Line #32 under LIFO Tranche)
9.	Inventory Advance Rate for FILO Tranche
10.	Inventory Availability
11.	Total Availability of FILO Tranche (capped at $15,000)

BORROWING BASE SUMMARY
LIFO Tranche Availability (Line #36 under LIFO Tranche)
FILO Tranche Availability (Line# 11 under FILO Tranche) capped at $15,000
Total LIFO and FILO Availability capped at $165,000

Revolver Loan Balance
1.	Beginning Balance
2.	Cash
3.	Adjustments (-/+)
4.	Advance (+)
5.	Current Revolving LoanBalance @
6.	Letter of Credit

7.	Net Availability

Pursuant to, and in accordance with, the terms of that certain ABL Credit Agreement dated as of January 25,2006. among Metal Services Merger Sub Corp., a Delaware corporation (the “Borrower”), Metal Services Holdco LLC, a Delaware limited liability company, each subsidiary of the Borrower from lime to time party thereto, the Lenders (as defined therein). Credit Suisse as administrative agent for the Lenders and The CIT Group/Buslness Credit Inc. as collateral agent (together with Credit Suisse. the “Agents”) for the Lenders (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Borrower is executing and delivering this borrowing base certificate accompanied by such supporting data as the Agents, have requested In accordance with the terms of the Credit Agreement (collectively refered to as the “Certificate”). The undersigned respresents and warrants (a) this Certificate Is true, correct and complete, (b) this Certificate Is based on Information contained In the Borrower’s and its subsidiaries own financial accounting records, (c) the amounts set forth In this Certificate have been deteremined in accordance with the Credit Agreement and (d) said collateral compiles with the representations, warranties and covenants contained In the Credit Agreement and the Loan Documents (as such term is defined in the Credit Agreement).

Authorized Signature:	Date:

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain ABL Credit Agreement dated as of January 25, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tube City IMS Corporation (the “Borrower”), the other Loan Parties party thereto, the Lenders party thereto, Credit Suisse, as administrative agent, and The CIT Group/Business Credit Inc., as collateral agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                  of the Borrower and a Financial Officer of the Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. [Except as set forth below, the] [The] examinations described in paragraph 2 did not disclose, and I have no knowledge of [(i)] the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate [and (ii) the disclosure set forth below specifies the details of any such condition or event and any action taken or proposed to be taken with respect thereto];

4. Since delivery of the prior Compliance Certificate, no Loan Party (a) has changed (i) its name, (ii) the location of its chief executive office or its principal place of business, (iii) its organizational legal entity designation or jurisdiction of incorporation or formation, or (iv) its organizational identification number assigned to it by its jurisdiction of incorporation or formation, or (b) has made an acquisition of any material property for which additional filings or recordings are necessary to perfect and maintain the Collateral Agent’s security interest therein, in each case, without having given each Agent the notice required by Section 4.1 of the Security Agreement;

5. Schedule I attached hereto sets forth a reasonably detailed calculation of the Fixed Charge Coverage Ratio (whether or not a Liquidity Event then exists) as of the end of the accounting period covered by the attached financial statements; and

6. Schedule II attached hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered.

The description below sets forth the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

________________________________________________________________________________________________________________________________________

________________________________________________________________________________________________________________________________________

________________________________________________________________________________________________________________________________________

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The foregoing certifications, together with the information set forth in the Schedules hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this      day of              , 20    .

TUBE CITY IMS CORPORATION

By:
Name:
Title:

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SCHEDULE I

Calculation of the

Fixed Charge Coverage Ratio

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SCHEDULE II

Borrower’s Applicable Rate Calculation

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EXHIBIT E

[FORM OF]

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of             ,         20     , is entered into among                                 , a                     (the “New Subsidiary”), Credit Suisse, as administrative agent (in such capacity, the “Administrative Agent”) and The CIT Group/Business Credit Inc., as collateral agent (in such capacity, the “Collateral Agent”), under that certain ABL Credit Agreement dated as of January 25, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tube City IMS Corporation, a Delaware corporation (the “Borrower”), Metal Services Holdco LLC., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders from time to time party thereto and each of the Agents. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and each Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a Loan Guarantor for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement (to the extent made or deemed made on or after the effective date hereof), (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.09 of the Credit Agreement, hereby absolutely and unconditionally guarantees, jointly and severally with the other Loan Guarantors, to the Agents and the Lenders, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, upon acceleration or otherwise) to the extent of and in accordance with Article X of the Credit Agreement.

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Agents in accordance with the Credit Agreement.

3. The New Subsidiary hereby waives acceptance by the Agents and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

4. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

5. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer and each Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

THE CIT GROUP/BUSINESS CREDIT INC., as Collateral Agent

By:
Name:
Title:

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EXHIBIT F

[FORM OF]

LETTER OF CREDIT REQUEST

[Applicable Issuing Bank],1

as Issuing Bank

Attention:	[Name]

[Address]

Fax: [•]

with a copy to:	Credit Suisse,
as Administrative Agent for the Lenders referred to below

Attention:	Agency Group

Eleven Madison Avenue

New York, NY 10010

Fax: (212) 325-8304

[Date]

Ladies and Gentlemen:

We hereby request that [•]2 , as an Issuing Bank, in its individual capacity, issue a [Standby] [Commercial] Letter of Credit on [•]3 , which Letter of Credit shall be denominated in United States Dollars, shall be in the aggregate amount of [•]4 and shall be for the account of [•]5 . For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the ABL Credit Agreement dated as of January 25, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tube City IMS Corporation, a Delaware corporation (the “Borrower”), Metal Services Holdco LLC, a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders party thereto, Credit Suisse, as Administrative Agent, and The CIT Group/Business Credit Inc., as Collateral Agent, shall have the respective meaning assigned to such terms in the Credit Agreement. The beneficiary of the requested Letter of Credit is [•]6 , and such Letter of Credit will be in support of [•] 7 and will have a stated expiration date of [•]8 .

[1]	Insert name and address of the applicable Issuing Bank.
[2]	Insert name of the applicable Issuing Bank.
[3]	Insert date of issuance, which must be a Business Day.
[4]	Insert aggregate initial amount of the Letter of Credit.
[5]	Insert name of account party, which must be the Borrower or, so long as the Borrower is a joint and several co-applicant, a Subsidiary of the Borrower.
[6]	Insert name and address of beneficiary.
[7]	Insert brief description of obligation(s) to be supported by the Letter of Credit.
[8]	Date may not be later than the date referred to in Section 2.06(c) of the Credit Agreement.

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TUBE CITY IMS CORPORATION

By:
Name:
Title:

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EXHIBIT G

[FORM OF]

BORROWING REQUEST

Credit Suisse,

as Administrative Agent for the Lenders referred to below

Eleven Madison Avenue

New York, NY 10010

Attention:	Agency Group

[•], 200[•]1

Ladies and Gentlemen:

Reference is made to the ABL Credit Agreement dated as of January 25, 2007, among Metal Services Merger Sub Corp., a Delaware corporation (prior to the Merger, the “Borrower”), Tube City IMS Corporation, a Delaware corporation (after the Merger, the “Borrower”), Metal Services Holdco LLC, a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders parties thereto, Credit Suisse, as Administrative Agent, and The CIT Group/Business Credit Inc., as Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing (which shall be a Business Day)

(B)	Principal Amount of Borrowing[2]

(C)	Type of Borrowing[3]

(D)	Interest Period and the last day thereof (in the case of a LIBO Rate Borrowing)[4]

(E)	Account Number and Location

[1]

Must be notified in writing or by telephone (with such telephonic notification to be confirmed promptly in writing) (i) in the case of a LIBO Rate Borrowing, not later than 12:00 p.m., New York City time, three (3) Business Days (or, in the case of a LIBO Rate Borrowing to be made on the Closing Date, two (2) Business Days) before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing.

[2]	Not less than an aggregate principal amount as indicated in Section 2.02(c) and in an integral multiple as indicated therein.
[3]	Specify a LIBO Rate Borrowing or an ABR Borrowing.
[4]	The initial Interest Period applicable to a LIBO Rate Borrowing shall be subject to the definition of “Interest Period”.

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METAL SERVICES MERGER SUB CORP.,

By:
Name:
Title:

TUBE CITY IMS CORPORATION,

By:
Name:
Title:

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EXHIBIT H

[FORM OF]

TRANCHE [A][A-1]

PROMISSORY NOTE

$[ ]	New York, New York
[•], 200[•]

FOR VALUE RECEIVED, the undersigned, TUBE CITY IMS CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to [            ] (the “Lender”) or its registered assigns, at the office of Credit Suisse (the “Administrative Agent”) at Eleven Madison Avenue, New York, New York 10010, on the dates and in the amounts set forth in the ABL Credit Agreement dated as of January 25, 2007 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Metal Services Holdco LLC, the Subsidiaries from time to time party thereto, the Lenders party thereto, the Administrative Agent and The CIT Group/Business Credit Inc., as collateral agent, in lawful money of the United States of America in immediately available funds, the aggregate unpaid principal amount of all Tranche [A][A-1] Loans made by the Lender to the Borrower pursuant to the Credit Agreement and to pay interest from the date of such Tranche [A][A-1] Loans on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement. Terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from the due dates at a rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this promissory note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This promissory note is one of the promissory notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This promissory note is entitled to the benefit of the Credit Agreement and is guaranteed and secured as provided therein and in the other Loan Documents referred to in the Credit Agreement. THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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TUBE CITY IMS CORPORATION

By
Name:
Title:

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Schedule A to Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to LIBO Rate Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

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Schedule B to Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBO RATE LOANS

Date	Amount of LIBO Rate Loans	Amount Converted to LIBO Rate Loans	Interest Period and Adjusted LIBO with Respect Thereto	Amount of Principal of LIBO Rate Loans Repaid	Amount of LIBO Rate Loans Converted to ABR Loans	Unpaid Principal Balance of LIBO Rate Loans	Notation made by

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